                                                                    EXHIBIT 2(A)

                      AGREEMENT AND PLAN OF REORGANIZATION
                                  BY AND AMONG
                              FIRSTAR CORPORATION,
                          FIRSTAR CORPORATION OF IOWA
                                      AND
                          FIRST MOLINE FINANCIAL CORP.

                               TABLE OF CONTENTS

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                                    ARTICLE I
                           Undertakings of the Parties
 1.1    The Merger..................................................................       1
 1.2    Articles Amendments; Approval of the Agreements.............................       1
 1.3    Preparation of Registration Statement.......................................       1
 1.4    Issuance of Firstar Common Stock............................................       2
 1.5    Preparation of Bank Regulatory Applications.................................       2
 1.6    Closing.....................................................................       3
 1.7    Confidential Information....................................................       3
 1.8    No Covenant as to Tax Consequences..........................................       3
 1.9    Release of Information......................................................       3
 1.10   Employment Agreement and Other Transitional Matters.........................       3
 1.11   Board of Directors; Officers and Employees..................................       4
 1.12   Dissenters' Rights..........................................................       4
                                    ARTICLE II
                      Representations and Warranties of Firstar
 2.1    Corporate Organization......................................................       4
 2.2    Capitalization..............................................................       4
 2.3    Authorization...............................................................       4
 2.4    No Violation................................................................       5
 2.5    Financial Statements........................................................       5
 2.6    Registration Statement......................................................       5
 2.7    Shares to be Issued.........................................................       6
 2.8    Accuracy of Information.....................................................       6
 2.9    No Material Adverse Change..................................................       6
 2.10   Matters Concerning Regulatory Approvals.....................................       6
 2.11   Litigation..................................................................       6
 2.12   Reports.....................................................................       6
 2.13   Employee and Employee Benefit Matters.......................................       6
                                   ARTICLE III
                      Representations and Warranties of FCI
 3.1    Corporate Organization......................................................       7
 3.2    Capitalization..............................................................       7
 3.3    Authorization...............................................................       7
 3.4    No Violation................................................................       8
 3.5    Accuracy of Information.....................................................       8
                                    ARTICLE IV
                    Representations and Warranties of First Moline
 4.1    Corporate Organization......................................................       8
 4.2    Capitalization..............................................................       8
 4.3    Organization of the Subsidiaries............................................       9
 4.4    Capitalization of the Subsidiaries..........................................       9
 4.5    Authorization...............................................................       9
 4.6    No Violation................................................................      10
 4.7    Financial Statements........................................................      10
 4.8    Absence of Certain Changes..................................................      10
 4.9    Employee and Employee Benefit Matters.......................................      11
 4.10   Litigation..................................................................      12
 4.11   Tax Matters.................................................................      12
 4.12   Registration Statement......................................................      13
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 4.13   Title and Condition.........................................................      13
 4.14   Insurance...................................................................      14
 4.15   Compliance with Laws and Orders.............................................      14
 4.16   Governmental Regulation.....................................................      15
 4.17   Contracts and Commitments...................................................      15
 4.18   Shareholders and Undertakings from Affiliates...............................      15
 4.19   Matters Relating to Directors, Officers and Shareholders....................      15
 4.20   Absence of Adverse Agreements...............................................      16
 4.21   Accuracy of Information.....................................................      16
 4.22   Allowance for Loan Losses...................................................      16
 4.23   No Undisclosed Liabilities..................................................      16
 4.24   Pooling and Tax-Free Status Matters.........................................      16
 4.25   Reports.....................................................................      16
 4.26   Opinion of Financial Advisor................................................      16
                                      ARTICLE V
                            Conduct of Business by Firstar
 5.1    Approval by Firstar.........................................................      17
 5.2    Subsequent SEC Filings......................................................      17
 5.3    Conduct of Business; Certain Covenants......................................      17
 5.4    Employee Benefits...........................................................      17
 5.5    Access to Information.......................................................      18
 5.6    First Moline Pension Plan...................................................      18
 5.7    Indemnification.............................................................      18
 5.8    No Adverse Action...........................................................      18
                                      ARTICLE VI
                    Conduct of Business by First Moline Until Merger
 6.1    Dividends...................................................................      19
 6.2    Capitalization..............................................................      19
 6.3    Ordinary Course of Business.................................................      19
 6.4    Contact with Third Parties; No Board Recommendation.........................      20
 6.5    Corporate Structure.........................................................      20
 6.6    Accounting and Tax Reporting................................................      20
 6.7    Full Disclosure.............................................................      20
 6.8    Reports to Firstar..........................................................      20
 6.9    Solicitation of First Moline Shareholders...................................      20
 6.10   Supplement to First Moline Letter...........................................      21
 6.11   Employee Benefit Plans......................................................      21
 6.12   Bank-Level Transactions.....................................................      21
 6.13   Classification of Certain Assets............................................      21
 6.14   Allowance for Loan Losses...................................................      21
 6.15   Termination of Data Processing Agreement....................................      21
 6.16   Environmental Audits........................................................      21
 6.17   Recapture of Tax Bad Debt Reserve...........................................      21
                                     ARTICLE VII
                      Conditions to Obligations of Firstar and FCI
 7.1    No Material Adverse Change..................................................      22
 7.2    Representations and Warranties..............................................      22
 7.3    Performance and Compliance..................................................      22
 7.4    No Proceeding or Litigation.................................................      22
 7.5    Review or Audit by Firstar and Accountants..................................      22
 7.6    Audit of Plans..............................................................      22
 7.7    Pooling Letter..............................................................      22
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 7.8    Opinion of Counsel for First Moline.........................................      23
 7.9    Certificate of Chief Executive Officer......................................      23
 7.10   Corporate Certificates......................................................      23
 7.11   Bills for Certain Fees of First Moline or the Bank..........................      23
 7.12   Tax Opinion.................................................................      23
 7.13   Termination of Pension Plan.................................................      23
 7.14   Charter Conversion..........................................................      23
                                      ARTICLE VIII
                       Conditions to the Obligations of First Moline
 8.1    No Material Adverse Change..................................................      23
 8.2    Representations and Warranties..............................................      23
 8.3    Performance and Compliance..................................................      24
 8.4    No Proceeding or Litigation.................................................      24
 8.5    Opinion of Counsel for Firstar and FCI......................................      24
 8.6    Certificate of Executive Officer............................................      24
 8.7    Tax Opinion.................................................................      24
 8.8    Listing.....................................................................      24
 8.9    Opinion of Financial Advisor................................................      24
                                      ARTICLE IX
                      Conditions to the Obligations of all Parties
 9.1    Governmental Approvals......................................................      24
 9.2    Securities Law Compliance...................................................      24
 9.3    Shareholder Approval........................................................      25
                                       ARTICLE X
                                      Inducement
10.1    Inducement..................................................................      25
                                       ARTICLE XI
                                      Termination
11.1    Reasons for Termination.....................................................      26
11.2    Liability...................................................................      27
                                      ARTICLE XII
                                     Miscellaneous
12.1    Brokers.....................................................................      27
12.2    Expenses....................................................................      27
12.3    Waivers; Amendments.........................................................      28
12.4    Assignment..................................................................      28
12.5    Entire Agreement............................................................      28
12.6    Captions and Counterparts...................................................      28
12.7    Governing Law...............................................................      28
12.8    Nonsurvival.................................................................      28
12.9    Knowledge of the Parties....................................................      28
12.10   Notices.....................................................................      28

                      AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization dated as of August 25, 1994 (the "Reorganization Agreement"), is entered into by and among Firstar Corporation, a Wisconsin corporation ("Firstar"), First Moline Financial Corp., a Delaware corporation ("First Moline"), and Firstar Corporation of Iowa, an Iowa corporation and a wholly-owned subsidiary of Firstar ("FCI").

     WHEREAS, this Reorganization Agreement provides for the merger of First Moline with and into FCI (the "Merger") and for the conversion at the Closing Date, as such term is defined herein, of all the outstanding shares of common stock of First Moline, $.01 par value ("First Moline Common Stock"), into the right to receive shares of common stock of Firstar, $1.25 par value ("Firstar Common Stock"), in accordance with the terms and conditions hereof and of the Plan of Merger and Agreement of Merger (the "Plan of Merger") executed concurrently herewith between FCI and First Moline, and joined in by Firstar for certain limited purposes (the "Plan of Merger" and together with this Reorganization Agreement, the "Agreements");

     WHEREAS, the respective Boards of Directors of First Moline, Firstar and FCI deem the Merger desirable and in the best interests of their respective shareholders;

     WHEREAS, the parties hereto desire and intend that the Merger qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, the parties hereto desire and intend that the Merger be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties, and agreements herein contained, and in order to set forth the conditions upon which the foregoing reorganization will be carried out, the parties agree as follows:

                                   ARTICLE I
                          UNDERTAKINGS OF THE PARTIES

     1.1 The Merger. Subject to the terms and conditions of this Reorganization Agreement, on the Closing Date, First Moline will merge with and into FCI, which will be the surviving corporation.

     1.2 Articles Amendments; Approval of the Agreements. (a) The Agreements and the proposed amendments to the Certificate of Incorporation of First Moline, in the form of Exhibit 1.2 hereto, or an alternate form of amendments to First Moline's Certificate of Incorporation to permit the Merger and the other transactions contemplated by the Agreements (the "Certificate Amendments") will be submitted as soon as reasonably practicable to the shareholders of First Moline for ratification, confirmation and adoption at a meeting to be duly called and held in accordance with law and the Certificate of Incorporation and Bylaws of First Moline. The Agreements have been submitted to Firstar, as the sole shareholder of FCI, for ratification, confirmation and adoption by consent in accordance with law and the Articles of Incorporation and Bylaws of Firstar and FCI, respectively, and have been so ratified, confirmed and adopted by Firstar.

     (b) Prior to Closing (as defined below), First Moline will amend its Certificate of Incorporation as set forth in the Certificate Amendments.

     1.3 Preparation of Registration Statement. Firstar will use its best efforts to file, within 45 days after the date hereof, and subsequently prosecute the filing of a registration statement and amendments thereto (hereinafter the registration statement and amendments thereto are referred to as the "Registration Statement") with the Securities and Exchange Commission (the "SEC") covering the Firstar Common Stock to be issued in the Merger with a view toward permitting the Registration Statement to become effective as soon as reasonably practicable. First Moline, its directors, officers, agents and representatives shall use their best efforts in providing to Firstar the information referred to in the next sentence. First Moline will furnish to Firstar all information concerning First Moline required to be set forth in the Registration Statement and Firstar will furnish to First Moline such information concerning Firstar as is reasonably required by First Moline in connection with the preparation of proxy solicitation materials for use in soliciting proxies in connection with the meeting of First Moline's stockholders called for the purpose of voting on the Merger. Firstar will provide First Moline and its counsel the opportunity to review and approve the Proxy Statement portions of the Registration Statement. Firstar shall promptly advise First Moline and its counsel, and provide them with copies, of all filings with the SEC regarding the Registration Statement and any material communication received by Firstar or its counsel from the SEC with respect to the Registration Statement. Firstar will bear the cost of preparation, filing and duplication of the Registration Statement, including the information or proxy statement and the prospectus included therein (the "Proxy Statement-Prospectus"). The date on which the Registration Statement becomes effective is referred to herein as the "Registration Effective Date". Firstar and First Moline will each render to the other its full cooperation in preparing, filing, prosecuting the filing of, and amending the Registration Statement such that it comports at all times with the requirements of the Securities Act of 1933, as amended (the "Securities Act"). Specifically, but without limitation, each will promptly advise the other if at any time before the Closing Date any information provided by it for inclusion in the Registration Statement appears to have been, or shall have become, incorrect or incomplete and will furnish the information necessary to correct such misstatements or omissions. As promptly as practicable after the Registration Effective Date, First Moline will mail or deliver to its shareholders (i) the Proxy Statement-Prospectus and (ii) as promptly as practicable after approval thereof by Firstar, such other supplementary proxy materials as may be necessary to make the Proxy Statement-Prospectus comply with the requirements of the Securities Act. Except as provided above and except with the prior written consent of Firstar, First Moline will not mail or otherwise furnish or publish to its shareholders any proxy solicitation material or other material relating to the Merger that might constitute a "prospectus" within the meaning of the Securities Act. Firstar shall, as soon as practicable, make all filings required to obtain any Blue Sky permits, authorizations, consents or approvals required for the issuance of the Firstar Common Stock to be issued in the Merger. In the event of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceeding for that purpose, Firstar will make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting of such order at the earliest possible moment.

     1.4 Issuance of Firstar Common Stock. Upon the occurrence of the Closing (as that term is defined below), Firstar shall issue or make available such shares of Firstar Common Stock as are necessary to complete the transactions contemplated in the Agreements. If, during the period beginning on the date hereof and ending upon the consummation of the Merger, the outstanding shares of Firstar Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, readjustment, stock dividend or similar transaction, or a distribution shall be made on the Firstar Common Stock in any security convertible into Firstar Common Stock, or a declaration of, or a record date for, such a change or distribution shall occur within that period, then appropriate adjustment or adjustments will be made in the conversion rate set forth in sec. 8 of the Plan of Merger and to the price protection mechanism in sec. 11.1(c)(iv) of this Agreement. Firstar shall give prompt written notice to First Moline of any event requiring such an adjustment.

     1.5 Preparation of Bank Regulatory Applications. Firstar, FCI and First Moline will cooperate in the preparation by Firstar and FCI of applications, and Firstar and FCI will use their best efforts to submit for filing, within 45 days after the date hereof, applications to (i) the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") pursuant to the Bank Holding Company Act of 1956, as amended (the "BHCA"), for approval of Firstar's and FCI's acquisition of control of First Moline and its subsidiary, First Federal Savings Bank of Moline ("Bank"), (ii) the Illinois Commissioner of Banks and Trust Companies (the "Illinois Commissioner") pursuant to the Illinois Banking Holding Company Act of 1957, as amended, (the "Illinois BHCA") for approval of the transactions contemplated in the Agreements, (iii) to the Office of Thrift Supervision of the Department of the Treasury (the "OTS"), (iv) to the Office of the Comptroller of the Currency (the "OCC") regarding the matters discussed in Sections 6.12 and 7.14 hereof and (v) any other federal or state bank or thrift regulatory agency the approval of which may be necessary or appropriate. Firstar will provide First Moline and its counsel with an opportunity to review the parts of the drafts of all such applications that contain information about First Moline. Firstar will provide First Moline and its counsel with copies of all the non-confidential portions of such applications as filed, together with the non-confidential portions of related correspondence to or from the regulatory authorities. Firstar will use its best efforts to obtain such regulatory approvals. The obligation to use such best efforts shall not be construed as including an obligation to continue pursuing any approval after it has become apparent that the approval is likely to contain material terms or conditions that are not reasonably acceptable to Firstar. First Moline will furnish such information, appropriate representations and documents as may be necessary in connection therewith and as the parties may mutually agree. First Moline, its directors, officers, agents and representatives shall use their best efforts in providing the information and performing the reviews described in this Section 1.5.

     1.6 Closing. Subject to the terms and conditions herein set forth, the closing of the transactions contemplated by this Reorganization Agreement ("Closing") will be effected as soon as practicable following the satisfaction or waiver of the last of the conditions set forth in Articles VII, VIII and IX hereof and the expiration of any waiting periods in connection with necessary regulatory approvals, or on such other date as may be mutually agreed upon by the parties, but in no event shall the Closing take place more than ten business days after receipt of all required regulatory approvals and the expiration of any waiting periods in connection with such regulatory approvals ("Closing Date"). Each of the parties hereto agrees to pursue with reasonable diligence the satisfaction of such conditions. It is anticipated that the Closing will take place on the Closing Date at the offices of Firstar, or at such other place as shall be mutually agreeable to Firstar and First Moline.

     1.7 Confidential Information. All information that has been or will be furnished by any party to another party in connection with the Agreements that is regarded by such furnishing party as confidential (and is so designated at the time of delivery or the date of this Agreement, whichever is later) will be kept confidential by such other party and will be used only in connection with the Agreements and the transactions contemplated thereby, except to the extent that (i) such information is or thereafter becomes lawfully obtainable from other public sources; (ii) is already known to such other party when received; or (iii) disclosure is required by a law, regulation or order of a court or regulatory agency of competent jurisdiction or authority. In the event the Agreements are terminated as provided in Article XI hereof, all documents or materials provided by either party shall be either destroyed or returned promptly to the supplying party, the receiving party shall not retain any copies thereof and shall destroy any notes which have been prepared from such documents or materials. The parties agree that the terms and conditions of this Section shall supersede any previously executed and delivered confidentiality agreements between the parties. The term "party" in this Section 1.7 shall include all officers, directors, employees, agents, advisors or representatives.

     1.8 No Covenant as to Tax Consequences. It is understood and agreed that Firstar, FCI and First Moline and all of their respective officers or agents have not made any warranty or agreement, expressed or implied, as to the tax consequences of the transactions contemplated by the Agreements or the tax consequences of any action pursuant to or growing out of the Agreements; provided, however, that neither Firstar, FCI nor First Moline shall willfully take any action to prevent, or omit to take any action necessary for, the qualification of the Merger as a tax-free reorganization under the Code. Following the Closing, Firstar shall make such filings with the Internal Revenue Service as are required by the regulations promulgated under sec. 368 of the Code.

     1.9 Release of Information. Neither Firstar nor First Moline shall, nor shall either of them permit its directors, officers, employees or agents to, issue or cause the publication of any initial formal announcement with respect to the Agreements or the Merger without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required where such release, announcement or disclosure is required by applicable law or the rules or regulations of a securities exchange, other self-regulatory authority or governmental agency. First Moline and Firstar will each use their best efforts to cooperate in coordinating the public release of information concerning the transactions contemplated by the Agreements.

     1.10 Employment Agreement and Other Transitional Matters. Firstar shall, and shall cause its subsidiaries to, keep in full force and effect those certain Employment Agreements, dated as of September 30, 1993, by and between First Moline and Byrd Krumbholz ("Krumbholz") and by and between the Bank and Krumbholz, as discussed more fully in that certain transitional matters letter (the "Transitional Matters Letter") between Firstar and First Moline of even date herewith.

     1.11 Board of Directors; Officers and Employees. Except as disclosed in writing to First Moline prior to the Closing Date hereof, the directors, officers and employees of the Bank immediately prior to the Closing Date shall be directors, officers and employees of the Bank, or any of its subsequent successors or assigns, immediately following the Closing Date.

     1.12 Dissenters' Rights. Holders of First Moline Common Stock who do not vote their shares in favor of the Merger and otherwise perfect applicable dissenters' rights will be entitled to dissenters' or appraisal rights pursuant to applicable provisions of the Delaware General Corporation Law. Firstar shall have the opportunity to participate in any discussions or negotiations arising out of this Section.

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF FIRSTAR

     Firstar represents and warrants to First Moline as follows:

     2.1 Corporate Organization. Firstar is a corporation duly organized, validly existing and in active status under the laws of the state of Wisconsin with full power and authority to engage in the activities and business now conducted by it. Firstar possesses and is in compliance in all material respects with all licenses, franchise, permits and other governmental authorizations that are legally required except where the lack of any such license, franchise, permit or authorization or the failure to be in such compliance would not reasonably be expected to have a material adverse effect on the financial condition, assets or business operations of Firstar and its subsidiaries, taken as a whole. Firstar is registered and is in good standing with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended. Firstar has delivered to First Moline true, accurate and complete copies of the currently effective Articles of Incorporation and Bylaws of Firstar, including all amendments thereto. Neither Firstar nor any of its subsidiaries is subject to any formal or informal agreement or understanding with, nor are any of them subject to, any order of any bank regulatory authority restricting or prohibiting or attempting to restrict or prohibit any activities or conduct of Firstar or any of its subsidiaries.

     2.2 Capitalization. As of March 31, 1994, the authorized capital stock of Firstar consisted of (i) 120,000,000 shares of Common Stock, $1.25 par value, 64,318,011 shares of which were validly issued and outstanding, and (ii) 2,500,000 shares of Preferred Stock, $1.00 par value, of which 600,000 shares of Series C are reserved for issuance in connection with Firstar's Shareholder Rights Plan approved January 19, 1989 (as used herein, the term "Firstar Common Stock" includes one half of a Preferred Stock Purchase Right issued pursuant to the Rights Agreement dated as of January 29, 1989, between Firstar and Firstar Trust Company, as Rights Agent). All of such issued and outstanding shares of capital stock are fully paid and nonassessable, except as provided in Section 180.0622(2)(b) of the Wisconsin Statutes and judicial interpretations thereof. None of the issued and outstanding shares of Firstar Common Stock has been issued in violation of any preemptive rights. Except as contemplated in the Agreements or as set forth in the most recent report of Firstar filed with the SEC on Form 10-K, or as required in any publicly announced acquisition transaction or in the ordinary course of business in connection with Firstar's currently existing stock option plans, there are, as of the date of the Agreements, no outstanding warrants, options, rights, calls or other commitments of any nature relating to the authorized but unissued shares of Firstar Common Stock or concerning the authorization, issuance or sale of any other class of equity or debt securities of Firstar or any of its subsidiaries.

     2.3 Authorization. The Interstate Banking and Acquisitions Committee of the Board of Directors of Firstar has approved the transactions contemplated by the Agreements and has authorized the execution, delivery and performance by Firstar of the Agreements and which such Committee has full power and authority to approve and authorize such matters, except the issuance of the securities contemplated in this Reorganization Agreement, on Firstar's behalf; the Board of Directors of Firstar has ratified, adopted and approved the Committee's actions and has authorized the issuance of the securities contemplated hereunder.

Firstar has full corporate power and authority to enter into the Agreements and to consummate the transactions contemplated thereby. The Agreements are valid and binding obligations of Firstar, enforceable in accordance with their terms, subject to (i) all applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) the application of equitable principles if equitable remedies are sought. Firstar has, as sole shareholder of FCI, approved the Agreements in accordance with law and the Articles of Incorporation and Bylaws of Firstar and FCI, respectively.

     2.4 No Violation. Provided that the requisite approvals from the Federal Reserve Board, the OTS, the OCC, Illinois Commissioner and any other regulatory agencies are obtained and the offering of Firstar Common Stock to be issued hereunder is duly registered pursuant to the Securities Act, and, to the extent applicable, under state securities or blue sky laws, neither the execution and delivery of the Agreements nor the consummation of the transactions contemplated therein will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority, or any judgment, order or decree of any court or other governmental agency to which Firstar may be subject, or any contract, agreement or instrument to which Firstar is a party or by which Firstar is bound or committed, or the Articles of Incorporation or Bylaws of Firstar, or constitute an event that with the lapse of time or action by a third party, could, to the best of Firstar's knowledge, result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of Firstar or its subsidiaries or the capital stock of Firstar. Firstar is an "out of state bank holding company" within the meaning of sec. 2(p) of the Illinois BHCA and consummation of the transactions contemplated in the Agreements will not violate the Illinois BHCA. Subject only to obtaining the required regulatory approvals, Firstar is, and at all times after the date of this Agreement, through and including the Closing Date will be, authorized to effect the Merger under applicable law.

     2.5 Financial Statements. Firstar has heretofore delivered to First Moline copies of the following financial statements and information relating to Firstar and its consolidated subsidiaries: (i) the Consolidated Statements of Condition of Firstar as of December 31, 1992 and 1993, and the Consolidated Statements of Income, Shareholders' Equity and Changes in Financial Position for each of the years in the three-year period ended December 31, 1993, together with the notes thereto, as certified by KPMG Peat Marwick, Firstar's independent auditors, (ii) Firstar's 1993 and 1994 Proxy Statements in connection with its annual shareholders meetings, (iii) Firstar's 1992 and 1993 Form 10-Ks filed with the SEC, (iv) Firstar's Form 10-Qs for the first quarter of 1993 and 1994, and (v) that certain press release dated June 8, 1994. Each of the aforementioned financial statements has, where necessary, been filed in a timely manner with the SEC and all other federal or state regulatory agencies as necessary, is true and correct in all material respects and together they fairly present, in accordance with applicable laws and regulations, and generally accepted accounting principles (applied on a consistent basis except as disclosed in the footnotes thereto and except that the unaudited statements for 1994 are subject to adjustments which might be required as a result of audit of the independent auditors of Firstar for its fiscal year ending December 31, 1994), the financial position and results of operations of Firstar as of the dates and for the periods therein set forth. Such financial statements do not, as of the date thereof, include any material assets or omit to state any material liability, absolute or contingent, or other facts, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, misleading in any material respect.

     2.6 Registration Statement. The Registration Statement and the Proxy Statement-Prospectus included therein (i) will comply in all material respects with the requirements of the Securities Act, and (ii) will not, at the date the Proxy Statement-Prospectus is first mailed or delivered to First Moline shareholders, or at the date or dates of the meeting or consents of First Moline's shareholders referred to in Section 6.9 hereof, as then amended or supplemented, contain any statement that is, at the time at which, and in the light of the circumstances under which, it is made, false or misleading with respect to any material facts or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, Firstar and FCI make no representation or warranty and shall have no responsibility for the truth or accuracy of any information with respect to First Moline or its affiliates or associates contained in the Registration Statement or the Proxy Statement-Prospectus and which was provided by First Moline, its affiliates or associates.

     2.7 Shares to be Issued. The shares of Firstar Common Stock to be issued pursuant to the Agreements will, upon issuance, be validly issued, fully paid and nonassessable, except insofar as statutory liability may be imposed under
Section 180.0622(2)(b) of the Wisconsin Statutes and judicial interpretations thereof, are not subject to any preemptive rights and will have been registered under the Securities Act and listed on the New York Stock Exchange ("NYSE") and the Chicago Stock Exchange ("CSE"). The shares of Firstar Common Stock have been registered pursuant to sec. 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Firstar will use its best efforts to maintain such registration, and to file all required reports on a timely basis. The shares of Firstar Common Stock to be issued in the Merger will be freely transferable by the recipients thereof, subject to any limitations on transfer required under Rule 144 or 145 of the Securities Act or such rules or regulations of the SEC related to pooling-of-interest accounting treatment for transactions such as the Merger. Notwithstanding the immediately preceding sentence, nothing in this
Section 2.7 is intended to adversely effect the intended tax treatment of transactions contemplated in the Agreements.

     2.8 Accuracy of Information. The statements contained in the Agreements and in any other written documents executed and/or delivered by or on behalf of Firstar pursuant to the terms of the Agreements are true and correct in all material respects and do not omit any material fact necessary to make the statements contained herein or therein not materially misleading.

     2.9 No Material Adverse Change. Since March 31, 1994, there has been no material adverse change in the financial condition, assets, liabilities, results of operation or business of Firstar.

     2.10 Matters Concerning Regulatory Approvals. To the best knowledge of Firstar, there are no matters likely to cause denial of the regulatory approvals contemplated in Section 1.5.

     2.11 Litigation. There is no litigation, action, suit, investigation or proceeding pending or, to the best of the knowledge of Firstar, overtly threatened, against or affecting Firstar or any of its subsidiaries or involving any of their respective properties or assets, at law or in equity, before any federal, state, municipal, local or other governmental authority, which is reasonably likely to be resolved adversely to the interest of Firstar or its subsidiaries and, if so resolved, would have a material adverse effect on the financial condition, assets, liabilities, results of operation or business of Firstar, or would materially impair its ability, or that of FCI, to perform under this Agreement.

     2.12 Reports. Since January 1, 1991, Firstar and its subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the SEC, including but not limited to Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) the Office of the Comptroller of the Currency and Board of Governors of the Federal Reserve System and (iii) any other applicable state securities and regulatory authorities (all such reports and statements are collectively referred to herein as the "Firstar Reports"). As of their respective dates, the Firstar Reports filed prior to the date hereof complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     2.13 Employee and Employee Benefit Matters. (a) The term "Firstar Benefit Plan(s)," as used in this Agreement, shall mean (i) each pension, profit sharing, stock bonus, thrift, savings, employee stock ownership or other plan, program or arrangement, that constitutes an "employee pension benefit plan" within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that is maintained by Firstar or FCI or to which Firstar or FCI contributes for the benefit of any current or former employee, (ii) each plan, program or arrangement for the provision of medical, surgical or, hospital care or benefits, benefits in the event of sickness, accident, disability, death, unemployment, severance, vacation, apprenticeship, day care, scholarship, prepaid legal services or other benefits which constitute an

"employee welfare benefit plan" within the meaning of Section 3(1) of ERISA, that is maintained by Firstar or FCI or to which Firstar or FCI contributes for the benefit of any current or former employee, and (iii) every other retirement or deferred compensation plan, bonus or incentive compensation plan or arrangement, stock option plan, stock purchase plan, severance or vacation pay arrangement, or other fringe benefit plan, program or arrangement through which Firstar or FCI provides benefits for or on behalf of any current or former employee, officer, director, consultant or agent.

     (b) All of the Firstar Benefit Plans are in material compliance with all applicable requirements of ERISA and all other applicable federal and state laws, including the reporting and disclosure requirements of Part 1 of Title I of ERISA, except for instances where non-compliance would not result in material liability to Firstar, FCI or the Firstar Benefit Plans. Each of the Firstar Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to qualify under Section 401(a) of the Code, and, to the best knowledge of Firstar and FCI, there exist no circumstances that would adversely affect the qualified status of any such Firstar Benefit Plan under that section for which the remedial amendment period has expired. Each Firstar Benefit Plan that is a defined benefit pension plan has assets with an aggregate value that exceeds the actuarially determined present value of its liability for accrued benefits as determined on the basis of the actuarial assumptions used for the most recent actuarial valuation of such Plan. There is no pending or, to Firstar's knowledge, threatened litigation, against or relating to any Firstar Benefit Plan and there is no reasonable basis for any material proceedings, claims, actions or proceedings against any Firstar Benefit Plan. No "reportable event" (as defined in Section 4043(b) of ERISA) has occurred with respect to any Firstar Benefit Plan and no Firstar Benefit Plan has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975(c) of the Code), since the date on which said sections became applicable to such Plan. Neither Firstar nor FCI has incurred any "accumulated funding deficiency" (within the meaning of Section 412 of the Code), whether or not waived, with respect to any Firstar Benefit Plan. There have been no acts or omissions by Firstar or FCI which have given rise to or may give rise to any material fines, penalties, taxes or related charges under Section 502(c), 502(i) or 4071 of ERISA or Chapter 43 of the Code, for which Firstar or FCI may be liable. All group health plans of Firstar and FCI, including any plans of current and former affiliates of Firstar or FCI which must be taken into account under Section 4980B of the Code or Section 601 of ERISA, have been operated in material compliance with the group health plan continuation coverage requirements of
Section 4980B of the Code and Section 601 of ERISA to the extent such requirements are applicable.

                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF FCI

     Firstar and FCI hereby jointly and severally represent and warrant to First Moline as follows:

     3.1 Corporate Organization. FCI is a corporation duly organized, validly existing and in active status under the laws of Iowa with full power and authority to engage in the activities and business now conducted by it. FCI is registered and in good standing with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended. FCI has delivered to First Moline true, accurate and complete copies of the currently effective Articles of Incorporation and Bylaws of FCI, including all amendments thereto.

     3.2 Capitalization. The authorized capital stock of FCI consists of 1,000 shares of common stock, no par value, 1,000 of which are validly issued and outstanding, fully paid and nonassessable. All of such issued shares are owned by Firstar, free and clear of all liens, security interests or other encumbrances.

     3.3 Authorization. The Board of Directors of FCI has approved the transactions contemplated by the Agreements and has authorized the execution, delivery and performance by FCI of the Agreements and no other corporate action by the Board of Directors or shareholder of FCI is necessary for such approval and authorization. FCI has full corporate power and authority to enter into the Agreements, and to consummate the transactions contemplated thereby. The Agreements are valid and binding obligations of FCI, enforceable in accordance with their terms, subject to (i) all applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) the application of equitable principles if equitable remedies are sought.

     3.4 No Violation. Provided that the requisite approvals from the Federal Reserve Board, the OTS, the OCC, Illinois Commissioner and any other regulatory agencies are obtained and the offering of Firstar Common Stock to be issued hereunder is duly registered pursuant to the Securities Act, and, to the extent applicable, under state securities or blue sky laws, neither the execution and delivery of the Agreements nor the consummation of the transactions contemplated in the Agreements will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority, or any judgment, order or decree of any court or other governmental agency to which FCI may be subject, or any contract, agreement or instrument to which FCI is a party or by which FCI is bound or committed, or the Articles of Incorporation or Bylaws of FCI, or constitute an event that with the lapse of time or action by a third party, could, to the knowledge of FCI, result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets, properties, or capital stock of FCI. FCI is an "out of state bank holding company" within the meaning of Section 2(p) of the Illinois BHCA, and consummation of the transactions contemplated by the Agreements will not violate the Illinois BHCA. Subject only to obtaining the required regulatory approvals, FCI is, and at all times after the date of this Agreement through and including the Closing Date will be, authorized to effect the Merger under applicable law.

     3.5 Accuracy of Information. The statements contained in the Agreements and in any other written documents executed and/or delivered by or on behalf of FCI pursuant to the terms of the Agreements are true and correct in all material respects, and do not omit any material fact necessary to make the statements contained herein or therein not materially misleading.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF FIRST MOLINE

     First Moline represents and warrants to Firstar and FCI as follows:

     4.1 Corporate Organization. First Moline is a corporation duly organized, validly existing and in active status under the laws of Delaware with all necessary power and authority to engage in the activities and business now conducted by it. First Moline possesses and is in full compliance with all licenses, franchises, permits and other governmental authorizations that are legally required, except, where the failure not to be in full compliance would reasonably be expected to have a material adverse effect on the financial condition, assets or business operations of First Moline and the Bank taken as a whole. First Moline is registered and in good standing with the OTS as a savings and loan holding company under the Home Owners' Loan Act, as amended (the "HOLA"). First Moline has delivered to Firstar, by letter from the Chief Executive Officer of First Moline and delivered by First Moline to Firstar on the date hereof (the "First Moline Letter") true, accurate and complete copies of the currently effective Certificate of Incorporation and Bylaws of First Moline, including any amendments thereto. The minute books of First Moline and the Bank contain complete and accurate records of all meetings and other corporate actions of their respective shareholders and Boards of Directors. First Moline has no subsidiaries, direct or indirect, except the Bank, FFM-CMO, Inc. and First Moline Real Estate Corp.

     4.2 Capitalization. The authorized capital stock of First Moline consists of 2,500,000 shares; 500,000 shares have been designated as Preferred Stock, $0.01 par value ("Preferred Stock") and 2,000,000 shares have been designated as Common Stock, $0.01 par value ("First Moline Common Stock"). There are no shares of Preferred Stock outstanding and 282,550 shares of First Moline Common Stock are validly issued and outstanding. All of such issued and outstanding shares of First Moline capital stock are fully paid and non-assessable and not issued in violation of any preemptive rights of any shareholder. First Moline does not have any arrangements or commitments obligating First Moline to issue or sell or otherwise dispose of, or to purchase or redeem shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock, except for the stock options (the "Stock Options") for 21,944 shares of Common Stock issued at the dates, for the exercise prices and to the recipients set forth in Section 4.2 of the First Moline Letter.

     4.3 Organization of the Subsidiaries. (a) The Bank is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States. First Moline has delivered to Firstar, as an exhibit to the First Moline Letter, true, accurate and complete copies of the currently effective Charter and Bylaws of the Bank, including all amendments thereto. The Bank (i) is duly authorized to conduct a general banking business, subject to the supervision of the OTS, at its offices identified in Section 4.3(a) of the First Moline Letter, (ii) is an insured depository institution as defined in the Federal Deposit Insurance Act, (iii) has full power and authority to engage in the business and activities now conducted by it, and (iv) possesses and is in compliance in all material respects with all licenses, franchises, permits and other governmental authorizations that are legally required except where the lack of such license, franchise, permit or other governmental authorization or failure be in such compliance would not reasonably be expected to have a material adverse effect on the financial condition of First Moline and the Bank, taken as a whole. The Bank has no interest in any subsidiaries, direct or indirect, except FFM-CMO, Inc. and First Moline Real Estate Corp.

     (b) Each of FFM-CMO, Inc. and First Moline Real Estate Corp. (the "Bank Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of Illinois with full power and authority to engage in the activities and business now conducted by it. First Moline has delivered to Firstar, as exhibits to the First Moline Letter, true, accurate and complete copies of the currently effective Articles of Incorporation and Bylaws of each of the Bank Subsidiaries. Each such corporation possesses and is in compliance in all material respects with all licenses, franchises, permits and other governmental authorizations that are legally required except where the lack of such license, franchise, permit or other governmental authorization or failure be in such compliance would not reasonably be expected to have a material adverse effect on the financial condition of First Moline and Bank, taken as a whole.

     4.4 Capitalization of the Subsidiaries. (a) The authorized capital stock of the Bank consists of 2,500,000 shares, 2,000,000 of Common Stock, $0.01 par value ("First Moline Stock"), of which 100 are validly issued and outstanding, all of which are owned by First Moline free and clear of all liens, pledges, assignments and security interests and 500,000 shares of serial preferred stock, $0.01 par value, none of which is issued or outstanding. All of the shares of the capital stock of the Bank are fully paid and nonassessable and not issued in violation of the preemptive rights of any shareholder.

     (b) The authorized capital stock of FFM-CMO, Inc. consists of 500,000 shares of Common Stock, no par value, of which 50,000 are validly issued and outstanding and owned by the Bank free and clear of all liens, pledges, assignments and security interests. All of such shares of capital stock are fully paid and nonassessable and not issued in violation of the preemptive rights of any shareholder. Neither the Bank nor FFM-CMO, Inc. is a party to or bound by any commitment or obligation to issue or sell or otherwise dispose of, or to purchase or redeem, any capital stock or any other security convertible into or having the right to purchase capital stock of the corporation.

     (c) The authorized capital stock of First Moline Real Estate Corp. consists of 100,000 shares of Common Stock, no par value, of which 25,000 are validly issued and outstanding and owned by the Bank free and clear of all liens, pledges, assignments and security interests. All of such shares of capital stock are fully paid and nonassessable and not issued in violation of the preemptive rights of any shareholder. Neither the Bank nor First Moline Real Estate Corp. is a party to or bound by any commitment or obligation to issue or sell or otherwise dispose of, or to purchase or redeem, any capital stock or any other security convertible into or having the right to purchase capital stock of the corporation.

     4.5 Authorization. The Board of Directors of First Moline has approved the Agreements and the transactions contemplated thereby and has authorized the execution, delivery and performance by First Moline of the Agreements. First Moline has full corporate power and authority to enter into the Agreements and, upon approval of its shareholders in accordance with law and subject to the conditions set forth in Article IX of this Reorganization Agreement, to consummate the transactions contemplated thereby. The

Agreements are valid and binding obligations of First Moline, enforceable in accordance with their terms, subject to (i) all applicable bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' rights generally, and (ii) the application of equitable principles if equitable remedies are sought.

     4.6 No Violation. Provided that the requisite approvals from the Federal Reserve Board, the OTS, the OCC, the Illinois Commissioner and any other regulatory agencies are obtained and the offering of the Firstar Common Stock to be issued hereunder is duly registered under the Securities Act, and, to the extent applicable, under state securities or blue sky laws, neither the execution and delivery of the Agreements nor the consummation of the transactions contemplated therein will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority, or any judgment, order or decree of any court or other governmental agency to which First Moline or the Bank may be subject, or any contract, agreement or instrument to which First Moline or the Bank is a party or by which First Moline or the Bank is bound or committed, or the Certificate of Incorporation or Bylaws of First Moline, or the Charter of the Bank, or constitute an event that with the lapse of time or action by a third party or both, would, to the best of First Moline's knowledge, result in a material default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets, properties or stock of First Moline or the Bank other than (i) as set forth in the First Moline Letter; (ii) as would not reasonably be expected to have a material adverse effect on the financial condition of First Moline and the Bank, taken as a whole; or (iii) in the case of contracts, agreements or instruments, such conflicts, breaches or defaults which will be cured or waived prior to the Closing Date.

     4.7 Financial Statements. First Moline has furnished to Firstar copies of the following financial statements:

          (i) Audited consolidated balance sheets of First Moline as of December 31, 1993 and 1992, and the related audited statements of income and stockholders' equity for each of the years then ended, accompanied by the audit report thereon of McGladrey & Pullen;

          (ii) Statement of Condition of the Bank as of March 31, 1994, together with the related Report of Income for the period then ended, as included in the Thrift Financial Report of the Bank as of said dates as filed with the OTS.

     Each of the financial statements referred to in this Section 4.7 hereof is true and correct in all material respects and together they fairly present, the financial position and results of operation of First Moline and the Bank as of the dates and for the periods therein set forth. Each of the financial statements referred to in clause (i) of this Section 4.7 has been prepared in accordance with generally accepted accounting principles applied on a consistent basis. Each of the financial statements referred to in clause (ii) of this
Section 4.7 has been prepared in accordance with the applicable regulations and standards of the OTS. Each of the financial statements referred to in this
Section 4.7 do not, as of the date thereof, include any material assets or omit to state any material liability, absolute or contingent, or other facts, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, misleading in any material respect. Since December 31, 1993, there has been no material adverse change in the financial condition, results of operation, business or prospects of First Moline or the Bank (other than changes in the ordinary course of business, none of which, individually or in the aggregate, has been materially adverse or changes outside the control of management resulting primarily by reason of changes in banking laws or regulations or interpretations thereof, or changes in the general level of interest rates or changes in economic, financial, or market conditions affecting the banking industry generally in the region in which First Moline and the Bank operate) and no fact or condition exists that First Moline or the Bank believes will cause such a material change in the future.

     4.8 Absence of Certain Changes. Since December 31, 1993, neither First Moline nor the Bank has, except as set forth in the First Moline Letter, (i) issued or sold any corporate debt securities (except certificates of deposit, letters of credit, cashier's checks, and other documents and instruments issued in the ordinary course of the banking business of the Bank); (ii) granted any option for the purchase of its capital stock; (iii) declared or set aside or paid any dividend or other distribution in respect of its capital stock except a dividend paid on April 1, 1994 to shareholders of record on March 14, 1994 and a dividend declared and payable September 8, 1994 to shareholders of record on August 8, 1994, or as otherwise provided for in this Reorganization Agreement; (iv) incurred any material obligation or liability (absolute or contingent) except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected to lien or encumbrance (other than statutory liens for taxes not yet delinquent) any of its assets or properties except pledges to secure government deposits and in connection with repurchase or reverse repurchase agreements; (v) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities included in the respective Bank's balance sheet as of March 31, 1994, and current liabilities incurred since the date thereof in the ordinary course of business; (vi) sold, exchanged or otherwise disposed of any of its capital assets other than in the ordinary course of business and sales of mortgage loans in the secondary market, consistent with past practice; (vii) made or modified any general wage or salary increase exceeding 5% annually in the aggregate;
(viii) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, property or assets or waived any rights of value that are material in the aggregate; (ix) except in the ordinary course of business, entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights; (x) entered into any transaction outside the ordinary course of its business, except in each case as expressly contemplated by this Reorganization Agreement; or (xi) except in the ordinary course of business or as reflected in the financial statements of First Moline or the Bank, sold or otherwise disposed of any of its investment securities.

     4.9 Employee and Employee Benefit Matters. (a) Neither First Moline nor the Bank is a party to or is bound by any written or oral (i) employment or consulting contract that is not terminable without penalty by First Moline or the Bank, as the case may be, on notice of 60 days or less, except as set forth in the First Moline Letter, or (ii) any collective bargaining agreement covering employees.

     (b) The First Moline Letter lists (i) each pension, profit sharing, stock bonus, thrift, savings, employee stock ownership or other plan, program or arrangement, that constitutes an "employee pension benefit plan" within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that is maintained by First Moline or the Bank or to which First Moline or the Bank contributes for the benefit of any current or former employee, (ii) each plan, program or arrangement for the provision of medical, surgical, or hospital care or benefits, benefits in the event of sickness, accident, disability, death, unemployment, severance, vacation, apprenticeship, day care, scholarship, prepaid legal services or other benefits which constitute an "employee welfare benefit plan" within the meaning of ERISA, that is maintained by First Moline or the Bank or to which First Moline or the Bank contributes for the benefit of any current or former employee, and (iii) every other retirement or deferred compensation plan, bonus or incentive compensation plan or arrangement, stock option plan, stock purchase plan, severance or vacation pay arrangement, or other fringe benefit plan, program or arrangement through which First Moline or the Bank provides benefits for or on behalf of any current or former employee, officer, director, consultant or agent.

     (c) All of the plans, programs and arrangements described in this section and listed in the First Moline Letter (hereinafter referred to as the "Plans") are in material compliance with all applicable requirements of ERISA and all other applicable federal and state laws, including the reporting and disclosure requirements of Part 1 of Title I of ERISA, except for instances where non-compliance would not result in material liability to First Moline, the Bank or the Plans. Except as set forth in the First Moline letter, each of the Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to qualify under
Section 401(a) of the Code, and, to the best of First Moline's knowledge, there exist no circumstances that would adversely affect the qualified status of any such Plan under that section for which the remedial amendment period has expired. Except as set forth in the First Moline Letter, each Plan that is a defined benefit pension plan has assets with an aggregate value that exceeds the actuarially determined present value of its liability for accrued benefits as determined on the basis of the actuarial assumptions used for the most recent actuarial valuation of such Plan. Except as set forth in the First Moline Letter, there is no pending or, to

First Moline's knowledge, threatened litigation, governmental proceeding or investigation against or relating to any Plan and there is no reasonable basis for any material proceedings, claims, actions or proceedings against any Plan. To the best of First Moline's knowledge, no "reportable event" (as defined in Section 4043(b) of ERISA) has occurred with respect to any Plan and no Plan has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975(c) of the Code) since the date on which said sections became applicable to such Plan. Neither First Moline nor the Bank has incurred any "accumulated funding deficiency" (within the meaning of Section 412 of the Code), whether or not waived, with respect to any Plan. To the best of First Moline's knowledge, there have been no acts or omissions by First Moline or the Bank which have given rise to or may give rise to any material fines, penalties, taxes or related charges under Section 502(c), 502(i) or 4071 of ERISA or Chapter 43 of the Code, for which First Moline or the Bank may be liable. Except as set forth in the First Moline Letter, none of the payments contemplated by the Plans would, in the aggregate, constitute excess parachute payments as defined in Section 280G of the Code. All group health plans of First Moline and the Bank, including any plans of current and former affiliates of First Moline or the Bank which must be taken into account under Section 4980B of the Code or
Section 601 of ERISA, have been operated in material compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and
Section 601 of ERISA to the extent such requirements are applicable.

     (d) First Moline has delivered to Firstar as attachments to the First Moline Letter (i) a true and complete copy of each Plan (or, in the case of any Plan that is not in written form, a complete and accurate description of the material provisions of the Plan), (ii) complete and current copies of summary plan descriptions of each Plan that is subject to ERISA, (iii) each trust agreement, insurance policy or other instrument relating to the funding of any Plan, (iv) the two most recent Annual Reports (Form 5500 series) and accompanying schedules filed with the Internal Revenue Service or United States Department of Labor with respect to each Plan that is subject to ERISA and for which Annual Reports are required, (v) the most recent determination letter issued by the Internal Revenue Service with respect to each Plan that is intended to qualify under Section 401(a) of the Code, (vi) the most recent available financial statements for each Plan that has assets, (vii) the most recent audited financial statements for each Plan for which audited financial statements are required by ERISA, and (viii) the most recent actuarial report for each Plan that is a defined benefit pension plan.

     (e) No Plan has engaged in a transaction involving the purchase or sale by the Plan of employer securities from or to a "disqualified person" (within the meaning of Section 4975 of the Code).

     4.10 Litigation. Except as disclosed in the First Moline Letter, no claims have been asserted and no relief has been sought against First Moline or the Bank in any pending litigation or governmental proceedings or otherwise. To First Moline's knowledge, there are no circumstances, conditions, events or arrangements, contractual or otherwise, which may hereafter give rise to any proceedings, claims, actions or government investigations involving First Moline or the Bank which would reasonably be expected to have a material adverse effect on the financial condition of First Moline and the Bank, taken as a whole, nor are any such proceedings, claims, actions or government investigations, to First Moline's knowledge, threatened involving First Moline or the Bank. Except as set forth in the First Moline Letter, neither First Moline nor the Bank is a party to any order, judgment or decree which would reasonably be expected to have a material adverse effect on the financial condition, assets or business of First Moline and the Bank taken as a whole, and neither First Moline nor the Bank (i) is the subject of any cease and desist order, or other formal or informal enforcement action by any regulatory authority or (ii) has made any commitment to or entered into any agreement with any regulatory authority that currently restricts or adversely affects its operations or financial condition. First Moline will make available to Firstar copies of all correspondence with or memoranda of other communications with any regulatory authority since January 1, 1991, relating to the operation or condition, financial or otherwise, of First Moline or the Bank. Upon receipt of written permission from its and the Bank's regulators, First Moline will deliver to Firstar copies of all regulatory examination reports issued since January 1, 1990 relating to it or the Bank.

     4.11 Tax Matters. First Moline and the Bank have filed with the appropriate governmental agencies all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports that are required to be filed, and neither First Moline nor the Bank is delinquent in the payment of any taxes shown on such returns or reports or on any assessments for any such taxes received by First Moline or the Bank except for assessments being contested by First Moline or the Bank. To First Moline's knowledge, there is no pending Internal Revenue Service or Illinois Department of Revenue examination with respect to First Moline or the Bank. There are included in the First Moline consolidated balance sheet as of December 31, 1993, and to the best of First Moline's knowledge there are included the Bank's balance sheet as of March 31, 1994, adequate reserves for the payment of all accrued but unpaid federal, state and local taxes of First Moline and the Bank, including interest and penalties, whether or not disputed for such fiscal years and all fiscal years prior thereto. Neither First Moline nor the Bank has executed or filed with the Internal Revenue Service or the Illinois Department of Revenue any agreement extending the period for assessment and collection of any federal or state tax, nor is First Moline or the Bank a party to any action or proceeding by any governmental authority for assessment or collection of taxes, except tax liens or levies against customers of the Bank. First Moline has not received notice that any claim for assessment or collection of taxes has been asserted against First Moline or the Bank.

     Neither First Moline nor the Bank has, during the past ten years, except as disclosed in the First Moline Letter, received any notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service or any other governmental agency, with respect to any federal, state, county or local taxes. To First Moline's knowledge, no federal or state income tax return of First Moline or the Bank is currently the subject of any audit by the Internal Revenue Service or any other governmental agency. No material deficiencies have been asserted in connection with the federal and state income tax returns of each of First Moline and the Bank for all periods through and including December 31, 1990, and to First Moline's knowledge, no circumstances exist which reasonably could be expected to result in a material assessment for subsequent periods. Except as set forth in the First Moline Letter, neither First Moline nor the Bank is a party to any agreement providing for allocation or sharing of taxes.

     4.12 Registration Statement. The parts of the Registration Statement and the Proxy Statement-Prospectus that relate to First Moline or the Bank and any of their affiliates or associates which were provided by First Moline will not, at the date the Proxy Statement-Prospectus is first mailed or delivered to shareholders of First Moline, and will not, at the date or dates of the meeting of First Moline's shareholders referred to in Section 6.9 hereof, as then amended or supplemented, contain any statement that is, at the time at which, and in light of the circumstances under which, it is made, false or misleading with respect to any material facts or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, First Moline makes no representation or warranty regarding and shall have no responsibility for the truth or accuracy of any information with respect to Firstar or FCI or any of their affiliates or associates contained in the Registration Statement or the Proxy Statement-Prospectus.

     4.13 Title and Condition. (a) First Moline or the Bank or a Bank Subsidiary has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, including without limitation all assets and properties reflected in the unaudited balance sheet of the Bank as of March 31, 1994 and the audited consolidated balance sheets of First Moline as of December 31, 1993, or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the dates of such balance sheets) subject to no liens, mortgages, security interests, encumbrances or charges of any kind, except (i) as noted in said balance sheets or the notes thereto; (ii) statutory liens for taxes not yet delinquent; (iii) security interests granted to secure deposits of funds by federal, state or other governmental agencies; and (iv) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held, and such liens, mortgages, security interests, encumbrances and charges as are not in the aggregate material to the assets and properties of First Moline and the Bank taken as a whole. First Moline or the Bank, as lessee, has the right under valid and subsisting leases to occupy, use, possess and control all property leased by First Moline or the Bank, qualified only by the written terms of such leases, true and complete copies of which have been provided to Firstar as an attachment to the First Moline Letter. A legal description of all real property owned by First Moline, the Bank, or a Bank Subsidiary, including properties held by the Bank as a result of foreclosure or repossession or carried on the Bank's books as "other real estate owned," or which for purposes of any Environmental Law, as hereinafter defined, First Moline has received notice that such property is alleged to be under the control of First Moline, the Bank or a Bank Subsidiary (the "Real Properties"), has been provided in Section 4.13(a) of the First Moline Letter. Except as disclosed in the First Moline Letter, or to the extent any failure to comply with the American with Disabilities Act of 1990 ("ADA") will not have a material adverse effect on the financial condition of First Moline and the Bank, taken as a whole, each of the Real Properties is in material compliance with the ADA and the regulations promulgated thereunder to the extent such ADA and regulations require compliance for public accommodations by readily achievable barrier removal, or compliance following alterations to existing facilities to the maximum extent feasible, all as such Real Properties exist at Closing. Terms used in the preceding sentence are as defined under the ADA.

     (b) The Real Properties are in generally good condition and have been well maintained in accordance with reasonable and prudent business practices applicable to like facilities, reasonable wear and tear excepted. To First Moline's knowledge at the time of execution of this Agreement, the Real Properties are in material compliance with all Environmental Laws and there are no conditions in connection with the Real Properties, including the presence of lead or asbestos, which would be likely to subject First Moline, the Bank or a Bank Subsidiary to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws, or which would, if known, be likely to materially reduce the value of any Real Property or which would require or be likely to require cleanup, removal, remedial action or other response pursuant to Environmental Laws by First Moline, the Bank or a Bank Subsidiary. To First Moline's knowledge at the time of execution of this Agreement, neither First Moline nor the Bank nor either Bank Subsidiary is a party to any litigation or administrative proceeding alleging First Moline's, the Bank's or such Bank Subsidiary's violation of Environmental Laws, nor has First Moline, the Bank or such Bank Subsidiary's violated Environmental Laws nor is First Moline, the Bank or a Bank Subsidiary required by any governmental agency to clean up, remove or take remedial or other responsive action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or hazardous materials. To First Moline's knowledge at the time of execution of this Agreement, neither the Real Properties nor First Moline nor the Bank nor either Bank Subsidiary are subject to any judgment, decree, order or citation related to or arising out of, or listed as a potentially responsible party by any governmental body or agency in a matter arising under, any Environmental Laws. The term "Environmental Laws" shall mean all federal, state and local laws, including statutes, regulations, ordinances, codes and rules relating to the discharge of air pollutants, water pollutants or process waste water or substances, in effect now or as of the Closing Date, including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Hazardous Materials Transportation Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Responsibility Cleanup and Liability Act of 1980, as amended, regulations of the Environmental Protection Agency, and any so-called "Superfund" or "Superlien" laws, and the Illinois Responsible Property Transfer Act.

     4.14 Insurance. First Moline has delivered to Firstar as exhibits to the First Moline Letter, true, accurate and complete copies of all insurance policies of First Moline and the Bank. First Moline and the Bank have in effect insurance coverage with reputable insurers, which, with respect to amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by savings and loan holding companies and their subsidiaries comparable in size and operations to First Moline and the Bank. Neither First Moline nor the Bank have received any notice of any premium deficiency relating to any insurance coverage in force at the date of this Agreement. First Moline will use its best efforts to maintain the coverage provided in each of such policies through the Closing Date.

     4.15 Compliance with Laws and Orders. First Moline and the Bank have complied with all laws, regulations and orders (including zoning ordinances) applicable to them and to the conduct of their businesses, including without limitation, all statutes, rules and regulations pertaining to the conduct of the Bank's banking activities except where the failure to so comply would not have a material adverse effect on First Moline and the Bank, taken as a whole. Except where the failure to so comply would not have a material adverse effect on First Moline and the Bank, taken as a whole, neither First Moline nor the Bank is in default under, and no event has occurred that, with the lapse of time or action by a third party or both, could result in the default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity.

     4.16 Governmental Regulation. First Moline and the Bank hold all licenses, certificates, permits, franchises and rights from all appropriate Federal, state and other public authorities necessary for the conduct of their businesses, and, between the date hereof and the Closing Date, First Moline will, and will cause the Bank to use its best efforts to, maintain all such licenses, certificates, permits, franchises and rights in effect. The Bank is a member of the Savings Association Insurance Fund administered by the FDIC. Except as disclosed in the First Moline Letter, neither First Moline nor the Bank is a party or subject to any agreement with, or directive or order issued by, the OTS or any other bank regulatory authority, which imposes any restrictions or requirements not applicable generally to savings and loan holding companies (in the case of First Moline), or federal savings banks (in the case of the Bank), with respect to the conduct of its business.

     4.17 Contracts and Commitments. Except as set forth in the First Moline Letter, neither First Moline nor the Bank is a party to or bound by any written or oral (i) lease or license with respect to any property, real or personal, with a value in excess of $25,000, whether as lessor, lessee, licensor or licensee; (ii) contract or commitment for capital expenditures in excess of $25,000 for any one project or $100,000 in the aggregate; (iii) contract or commitment for total expenses in excess of $25,000 made in the ordinary course of business for the purchase of materials, supplies or for the performance of services for a period of more than 60 days from the date of this Reorganization Agreement, except for any outstanding legal services agreements; (iv) contract or option for the purchase or sale of any real or personal property other than in the ordinary course of business; (v) contract, commitment or agreement made outside the ordinary course of business; or (vi) union contract or collective bargaining agreement. First Moline and the Bank have performed all obligations required to be performed by them to date, and are not in default under, and no event has occurred which, with the lapse of time or action by a third party or both, could result in a default (except to the extent such default will not have a material adverse effect on First Moline or the Bank, taken as a whole) under any outstanding mortgage, lease, contract, commitment or agreement to which First Moline or the Bank is a party or by which First Moline or Bank is bound or under any provision of their respective charter documents or Bylaws, and each such outstanding mortgage, lease, contract, commitment or agreement is a valid and legally binding obligation of First Moline or the relevant Bank, subject to
(i) all applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) the application of equitable principles if equitable remedies are sought.

     4.18 Shareholders and Undertakings from Affiliates. First Moline will furnish to Firstar prior to the filing of the bank regulatory applications contemplated in Section 1.5 (i) a current list which identifies each officer or director of First Moline or the Bank or holder of ten percent (10%) or more of the outstanding First Moline Common Stock, as determined under the rules and regulations of the SEC, and sets out the number of shares owned by each such person; and (ii) First Moline will use all reasonable efforts to cause each person named on the affiliates list delivered to Firstar to execute prior to the filing of the bank regulatory applications contemplated in Section 1.5 written undertakings, in the form attached hereto as Exhibit 4.18(ii) ("Affiliates' Undertakings").

     4.19 Matters Relating to Directors, Officers and Shareholders. Except as set forth in the First Moline Letter, no director, executive officer, or holder of ten percent (10%) or more of the outstanding capital stock of First Moline, as determined under the rules and regulations of the SEC, nor any director or executive officer of the Bank nor any "associate" of any such person (as such term is defined in the general rules and regulations under the Securities Act) (a "Company or Bank Principal") (i) is or has during the period subsequent to December 31, 1990, been a party (other than as a depositor) to any transaction with First Moline or the Bank, whether as a borrower or otherwise, which (x) was made other than in the ordinary course of business, (y) was made on other than substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions for other persons, or (z) involves more than the normal risk of collectibility or presents other unfavorable features, or (ii) is a party to any loan or loan commitment, whether written or oral, from First Moline or the Bank involving an amount in excess of $10,000.

     4.20 Absence of Adverse Agreements. Neither First Moline nor the Bank, is a party to any agreement, option or contract (other than the Agreements, the Voting Agreements dated of the date hereof between Firstar and certain shareholders of First Moline), the subject of which involves or relates to the merger, consolidation, or sale of assets or stock of First Moline or the Bank.

     4.21 Accuracy of Information. The statements of First Moline contained in the First Moline Letter and in any other written documents executed and/or delivered by or on behalf of First Moline pursuant to the terms of the Agreements are true and correct in all material respects and the First Moline Letter and such other documents do not omit any material fact necessary to make the statements contained therein not materially misleading. The statements contained in the First Moline Letter and such other documents will be deemed to constitute representations and warranties of First Moline under this Reorganization Agreement to the same extent as if set forth herein in full.

     4.22 Allowance for Loan Losses. To the knowledge of First Moline, the reserve for possible loan losses shown on the March 31, 1994 Consolidated Balance Sheet of First Moline and its subsidiaries is adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including, without limitation, accrued interest receivable) as of March 31, 1994.

     4.23 No Undisclosed Liabilities. Neither First Moline nor the Bank nor any of their respective properties is subject to any material liability or obligation (absolute, accrued, contingent or otherwise) known to First Moline, including without limitation, any lease, contract, commitment or purchase or sale agreement, except:

          (a) as specifically disclosed in this Agreement or the financial statements of First Moline delivered pursuant to Section 4.7 hereof;

          (b) as disclosed in the First Moline Letter; or

          (c) liabilities or obligations arising or incurred in the ordinary course of business of First Moline or the Bank since December 31, 1993 and consistent with past practices including, without limitation, any taxes; or

          (d) expenses related to the Merger or as contemplated in this Agreement.

     4.24 Pooling and Tax-Free Status Matters. To the knowledge of First Moline, neither First Moline nor any of its affiliates has through the date hereof taken or agreed to take any action that would prevent Firstar from accounting for the business combination to be effected by the Merger as a pooling of interests or would prevent the Merger from qualifying as a tax-free reorganization under
Section 368 of the Code.

     4.25 Reports. Since January 1, 1993, First Moline, the Bank and the Bank Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the SEC, including but not limited to Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) the OTS and (iii) any other applicable state securities authorities (all such reports and statements are collectively referred to herein as the "First Moline Reports"). As of their respective dates, the First Moline Reports filed prior to the date hereof complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.26 Opinion of Financial Advisor. First Moline has received the opinion of Hovde Financial, Inc. on the date hereof to the effect that, as of the date hereof, in the opinion of such firm, the consideration to be received in the Merger by First Moline's stockholders is fair to First Moline's stockholders from a financial point of view (the "Fairness Opinion").

                                   ARTICLE V

                         CONDUCT OF BUSINESS BY FIRSTAR

     5.1 Approval by Firstar. Firstar will give its consent or approval on such matters as may be appropriate or required in connection with the transactions contemplated by the Agreements.

     5.2 Subsequent SEC Filings. Promptly after filing, Firstar will furnish First Moline and its counsel copies of all Firstar's periodic reports on Forms 10-K, 10-Q and 8-K filed with the SEC subsequent to the date hereof. Such reports shall be prepared in compliance with laws applicable to Firstar.

     5.3 Conduct of Business; Certain Covenants. From and after the execution and delivery of this Agreement and until the Closing Date, Firstar will, except insofar as deviations from the following covenants would not reasonably be expected to have a material adverse impact on Firstar and its subsidiaries, taken as a whole:

     (a) conduct its business and operate and cause its subsidiaries to conduct their respective businesses only in accordance with sound banking and/or business practices; and

     (b) maintain its corporate existence and that of FCI in good standing and file all material required reports with all applicable regulatory authorities.

     5.4 Employee Benefits. (a) No later than the first day of the first calendar year that begins at least three months after the Closing Date, Firstar shall provide, or shall cause to be provided to each employee of Firstar or any Firstar subsidiary who was an employee of First Moline or any of its subsidiaries on the Closing Date (the "First Moline Employees") the opportunity to participate in the following Firstar Benefit Plans on a basis comparable to that applicable to other similarly-situated employees of Firstar and its subsidiaries: the Firstar Pension Plan (and the related non-qualified excess benefit/"top hat" plan known as the Benefit Equalization Plan), Thrift and Sharing Plan (including cash payment with respect thereto made in lieu of matching contributions precluded by applicable limitations of the Code), Comprehensive Medical Plan, Dental Plan, Dependent Care and Medical Expense Reimbursement Plan, Group Life Insurance Plan, and Long-Term Disability Plan.

     (b) With respect to the participation of the First Moline Employees in the Firstar Benefit Plans, Firstar shall provide, or cause to be provided, that:

          (i) the service credited to each First Moline Employee for purposes of determining eligibility and vesting under each of the Firstar Benefit Plans, including eligibility for greater matching contributions under the Firstar Thrift and Sharing Plan (and related cash payment program), and also under any vacation, short-term disability or similar salary continuation policy or plan for which they may be eligible, shall include all such First Moline Employee's service with First Moline, FCI (as successor to First Moline) or Bank; and

          (ii) at the time the Firstar Benefit Plans are first extended to the First Moline Employees, the First Moline Employees shall not be subject to any waiting periods or pre-existing condition exclusions under such Firstar Benefit Plans to the extent such periods are longer or such exclusions impose a greater limitation than such periods or exclusions under the terms of the corresponding First Moline Benefit Plan immediately prior to the extension of coverage under the Firstar Benefit Plans.

     (c) Neither Firstar nor FCI shall be obligated to provide benefits under any Firstar Benefit Plan which is duplicative to benefits provided to any First Moline Employee under any Plan with respect to the period from the Closing Date to the date that participation in the Firstar Benefit Plan is extended to the First Moline Employees (such period hereafter referred to as the "First Moline Interim Period").

     (d) During the First Moline Interim Period, Firstar shall maintain or shall cause to be maintained the First Moline Group Medical Plan, Group Life Insurance Plan, Group Dental Plan, Group Long Term Disability Plan, and Profit Sharing Plan as in effect immediately prior to the Closing Date, without substantive change, except as may be required by applicable law, or as replaced by a Firstar Benefit Plan. With respect to each calendar year during which the First Moline Interim Period occurs, Firstar shall make or shall cause to be made to the First Moline Profit Sharing Plan profit sharing contributions for the benefit of eligible First Moline Employees at a rate of no less than 5% of eligible compensation for such calendar year (or portion thereof prior to the date such Plan was replaced by the Firstar Thrift and Profit Sharing Plan).

     (e) During the First Moline Interim Period, First Moline Employees shall continue to accrue benefits under the First Moline Retirement Plan pursuant to the terms thereof until such date as such Employees become eligible to accrue benefits under the Firstar Corporation Pension Plan, in which case such benefits accrued under the Firstar Corporation Pension Plan shall be in addition to the benefits accrued under the First Moline Retirement Plan as of such date.

     (f) First Moline and Firstar shall use all reasonable efforts and will cause their respective subsidiaries to use all reasonable efforts to effect the substitution of and assumption by Firstar or a Firstar subsidiary as the sponsoring employers for the Plans and to amend such plans to the extent necessary to accomplish such substitution and assumption, and such other actions contemplated by the Plans and this Agreement. Except as otherwise provided in any Plan or Firstar Benefit Plan, the power of Firstar or any of its subsidiaries to amend or terminate any employee benefit plan or program after the Closing Date, shall not be altered or affected by this Section 5.4.

     (g) Firstar shall honor or cause to be honored, in accordance with its terms as amended as of the date of this Agreement, the First Moline Employee Severance Compensation Plan, provided that Firstar shall not be obligated to apply said Plan to anyone other than the First Moline Employees.

     5.5 Access to Information. After the date hereof and prior to the Closing Date, upon reasonable notice, Firstar shall (and shall cause FCI and Firstar Bank Davenport, N.A. to) afford to the officers, employees, agents and representatives of First Moline, access during normal business hours to all its properties, books, contracts, commitments and records.

     5.6 First Moline Pension Plan. Firstar shall use its best efforts to notify First Moline, within 45 days of the date of this Agreement, of its decision to either terminate or merge the Retirement Plan for Employees of First Federal Savings and Loan Association of Moline. Firstar's duty hereunder shall be conditioned upon its receiving all information reasonably necessary to make its decision.

     5.7 Indemnification. Firstar agrees that all indemnification now existing in favor of the directors and officers of First Moline and the Bank, as provided in the Certificate of Incorporation, Charter and By-Laws of First Moline and the Bank and applicable regulations, with respect to matters occurring prior to the Closing, shall survive the Merger and shall continue in full force and effect for two (2) years following Closing. Firstar shall provide or shall cause to be provided, for a period of not less than two (2) years from the Closing Date, Directors and Officers insurance and indemnification policies that provide First Moline's and the Bank's Directors and Officers coverage for events occurring prior to the Closing Date and that is in the aggregate, no less favorable than First Moline's and the Bank's currently existing policies; provided, however, that Firstar shall not be required to pay total premiums for the directors and officers insurance required under this Section 5.7 in excess of $60,000, but in such case shall purchase as much coverage as possible for such amount.

     5.8 No Adverse Action. Except as specifically contemplated by this Agreement, from the date hereof until the Closing Date, Firstar shall not, or agree or commit to, or permit any of its subsidiaries to, without the prior written consent of First Moline (which shall not be unreasonably withheld) take any action which would (i) materially and adversely affect the ability of either Firstar or First Moline to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby, on the terms and conditions set forth in Sections 1.5 and 9.1; (ii) materially and adversely affect First Moline's ability to perform its covenants and agreements under the Agreements; or (iii) result in any of the conditions to the Merger set forth in this Agreement not being satisfied.

                                   ARTICLE VI

                CONDUCT OF BUSINESS BY FIRST MOLINE UNTIL MERGER

     First Moline agrees that from the date of this Reorganization Agreement until the Closing Date:

     6.1 Dividends. First Moline will not declare or pay any dividends or make any distributions on First Moline Common Stock other than quarterly cash dividends in amounts not to exceed in the aggregate per calendar quarter an amount equal to the cash dividends that the shareholders of First Moline would have received from Firstar had they owned, after August 25, 1994 265,112 shares of Firstar Common Stock on the record dates in such quarters for the determination of Firstar shareholders entitled to receive dividends. Prior to closing and after calculation of the "Market Value of Firstar Common Stock at the Closing Date" pursuant to Section 8 of the Plan of Merger, if the actual number of shares of Firstar Common Stock to be issued in the Merger is greater than 265,112, First Moline shall, in addition, pay a final dividend equal to the difference between the dividends paid pursuant to the first sentence of this
Section 6.1 and the amount that would have been paid pursuant to such sentence had it referred to the actual number of shares of Firstar Common Stock to be issued in the Merger. First Moline will not permit the Bank to declare or pay any dividends or make any distributions on its common stock other than cash dividends necessary to fund such dividends of First Moline, pay expenses expressly contemplated by this Reorganization Agreement and pay ordinary and necessary operating expenses of First Moline on a basis consistent with prior years. In the event that the Closing Date occurs at such a time as to cause the shareholders of First Moline to not receive a dividend either as a holder of First Moline Common Stock or as a holder of Firstar Common Stock for a given calendar quarter, First Moline may pay a dividend for such quarter to its shareholders, calculated in the same manner as such other dividends paid after the date of this Reorganization Agreement.

     6.2 Capitalization. First Moline will not, nor will it permit the Bank to, issue, sell or otherwise dispose of, grant an option for, or acquire for value any shares of capital stock of First Moline or the Bank or otherwise effect any change in connection with its capitalization or that of the Bank.

     6.3 Ordinary Course of Business. First Moline will, and will cause the Bank to, carry on its business in substantially the same manner as heretofore and use its best efforts to maintain and preserve its business organization intact, retain its present employees and maintain its relationships with customers. Except with the prior written consent of Firstar, First Moline will not, and will not permit the Bank to (i) enter into any transaction other than in the ordinary course of business or incur or agree to incur any obligation or liability, except (a) liabilities incurred and obligations entered into in the ordinary course of business, (b) with respect to an agreement with Vedder, Price, Kaufman & Kammholz for fair and reasonable legal services in connection with the Agreements and the transactions contemplated thereby providing for payment based solely upon the number of hours spent by such firm in performing such services, at the maximum hourly rate set forth in the First Moline Letter,
(c) with respect to any agreement for fees with McGladrey & Pullen for fair and reasonable services in connection with preparation of the Registration Statement and proxy solicitation materials and other activities contemplated by the Agreements, and (d) with respect to an agreement with Hovde Financial, Inc. for investment banking services in connection with the transactions contemplated in the Agreements, for an aggregate amount not to exceed the amount set forth in the agreement between First Moline and Hovde Financial, Inc.; (ii) except as recommended by a regulatory authority and reported to Firstar, change its lending, investment, liability management and other material policies concerning its or either Bank's banking business, unless required by statute, regulation or order; (iii) grant any bonus or increase in the rates of pay of employees or directors except normal salary and bonus increases to employees, based on past practice, not to exceed ten percent (10%) in the aggregate; (iv) except pursuant to the contracts or commitments disclosed in the First Moline Letter or in the ordinary course of business, incur or commit to any capital expenditure which exceeds $25,000; (v) except in the ordinary course of business or as expressly contemplated by this Reorganization Agreement, and, in the case of sales for more than $50,000, after prior notice to Firstar, sell any loans made prior to the date hereof, or sell any investment securities from their respective investment portfolios, or sell or otherwise dispose of any assets; or (vi) agree to any of the foregoing actions.

     6.4 Contact with Third Parties; No Board Recommendation. First Moline will not initiate, solicit or encourage and will not permit the Bank to initiate, solicit or encourage, or take any other affirmative action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or, subject to the fiduciary obligations of the Board of Directors of First Moline following consultation with and based upon the advice of counsel, negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any financial advisor, attorney, accountant or other representative retained by First Moline or the Bank to take any such action. For purposes of this Agreement, "Competing Transaction" shall mean any of the following: (i) the merger or consolidation of First Moline or the Bank with any person or entity other than Firstar or its subsidiaries, (ii) the acquisition of more than ten percent (10%) of the consolidated gross assets of First Moline by any person or entity other than Firstar or its subsidiaries, (iii) the acquisition of any of the capital stock of the Bank by any person or entity other than Firstar or its subsidiaries, or
(iv) the acquisition by First Moline or the Bank, except in the ordinary course of business, of the stock or the assets of any other person or entity. Promptly upon receiving any oral or written offer relating to any such event or proposed event, First Moline shall notify Jon H. Stowe, Executive Vice President of Firstar, or counsel for Firstar, by telephone, confirmed by letter, giving all relevant details of such oral or written offer. The Board of Directors of First Moline, subject to its fiduciary obligations, will not recommend that it or its shareholders vote in favor of any Competing Transaction.

     6.5 Corporate Structure. First Moline will not, nor will it permit the Bank to, without the prior written consent of Firstar, which consent shall not be unreasonably withheld, create or acquire any subsidiary. Except for the Articles Amendments, there will be no change in the Certificate of Incorporation or Bylaws of First Moline or the Articles of Incorporation or Bylaws of the Bank, without the prior written consent of Firstar.

     6.6 Accounting and Tax Reporting. First Moline will not, nor will it permit the Bank to, change any of its methods of accounting in effect at the end of its last fiscal year, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns of First Moline or the Bank for its last taxable year, except as may be required by law or generally accepted accounting principles. First Moline will promptly notify Firstar of receipt of any notice of assessment received from any taxing authority by First Moline or the Bank.

     6.7 Full Disclosure. First Moline will afford Firstar, its officers, accountants, counsel and other authorized representatives, such access to all books, records, tax returns, leases, contracts and documents of First Moline and the Bank and to the buildings, structures, fixtures and appurtenances of First Moline and the Bank for purposes of inspecting their condition, and will furnish to Firstar such information with respect to the assets and business of First Moline and the Bank as Firstar may from time to time reasonably request in connection with the Agreements and the transactions contemplated hereby and as permitted by law, provided that such access or investigation shall not unnecessarily interfere with the normal operations of First Moline and the Bank.

     6.8 Reports to Firstar. First Moline will promptly advise Firstar in writing of all actions taken by the directors and shareholders of First Moline at meetings or in connection with written consents filed with First Moline and furnish Firstar with copies of all monthly and other interim financial statements of First Moline and the Bank as they become available. First Moline will use its best efforts to keep Firstar fully informed concerning all trends and developments of which it becomes aware that may have a material effect upon the business, properties or condition (either financial or otherwise) of First Moline and the Bank taken as a whole.

     6.9 Solicitation of First Moline Shareholders. First Moline will take such action as may be necessary in accordance with applicable law, including causing a special meeting of its shareholders to be held as soon as practicable after the effective date of the Registration Statement, to solicit, and will use its best efforts to obtain, the requisite ratification, confirmation and adoption of the Agreements and approval of the Merger by its shareholders and the approval of its shareholders on such other matters as may be appropriate or required in connection with the transactions contemplated by the Agreements. The Board of Directors of First Moline shall, subject to its fiduciary obligations following consultation with and based upon the advice of counsel,

(i) recommend to its shareholders approval of the Merger; (ii) not withdraw, modify or amend such recommendation; and (iii) use its best efforts to obtain such shareholder approval. First Moline and Firstar shall coordinate and cooperate with respect to the timing of such meeting and shall use their best efforts to hold such meeting as soon as practicable after the date hereof.

     6.10 Supplement to First Moline Letter. First Moline will promptly supplement or amend the First Moline Letter with respect to any matter hereafter arising that, if existing or occurring at the date of this Reorganization Agreement, would have been required to be set forth or described in the First Moline Letter. No supplement or amendment to the First Moline Letter will have any effect for the purpose of determining satisfaction of the condition set forth in Section 7.2 hereof.

     6.11 Employee Benefit Plans. Except as required by law or provided by this Agreement or disclosed in the First Moline Letter, First Moline will not make any material change in any Plan. First Moline will cooperate fully with Firstar and FCI and will take all steps necessary in the joint judgment of Firstar and its counsel and First Moline and its counsel to cause the termination of any Plan, other than any deferred compensation arrangement described in the First Moline Letter, or the merger thereof, effective on or after the Closing Date, into one or more employee benefit plans maintained by Firstar or FCI in compliance with Section 7.13 of this Agreement. Without limitation of the foregoing, if requested by Firstar or FCI, First Moline will cause the trustee of any Plan to value the assets of such Plan and, effective on or after the Closing Date, transfer all Plan assets and liabilities to a successor trustee designated by Firstar or FCI, all in the manner specified by Firstar or FCI.

     6.12 Bank-Level Transactions. First Moline and the Bank will cooperate with Firstar and FCI in the preparation by Firstar or FCI of applications to the appropriate regulatory authorities to effect, contingent on consummation of the Merger, effective contemporaneously therewith, the conversion of the Bank to a national banking association or the transfer of certain Bank assets and liabilities to and/or a merger of the Bank with one or more bank subsidiaries of Firstar or FCI.

     6.13 Classification of Certain Assets. First Moline will, not later than as of the month-end immediately preceding the Closing Date, classify as "held for sale" all fixed rate mortgage loans in its portfolio, which Firstar shall identify, and cause to be made such accounting entries as are required under generally accepted accounting principles to reflect such a classification.

     6.14 Allowance for Loan Losses. Not later than as of the month-end immediately preceding the Closing Date, the allowance for loan losses of the Bank after all anticipated loan losses shall have been charged off shall not be less than an amount requested by Firstar.

     6.15 Termination of Data Processing Agreement. First Moline will give notice, not later than January 20, 1995, or such earlier date as Firstar may reasonably request, of its intent to terminate its agreement with BISYS, Inc. for data processing services at a date not later than July 20, 1995.

     6.16 Environmental Audits. First Moline has engaged an entity to perform environmental site assessments of the Real Properties carried on the books of the Bank or any Bank Subsidiary (the "Environmental Audit") and render a Phase I report of the Environmental Audit (the "Environmental Report"), to determine if such properties have indications of or give evidence that any violations of Environmental Laws have occurred on any such properties. The Environmental Audit shall be completed within 60 days of the date hereof; Firstar shall receive a complete copy of the Environmental Report within 75 days of the date hereof. The Environmental Report or such subsequent investigation as is indicated in the Environmental Report, shall indicate whether any cleanup, removal, remedial action or other response is required in order to bring the Real Properties into material compliance with Environmental Laws. Nothing contained in the Environmental Report shall diminish or expand First Moline's obligations with respect to the representations and warranties in Section 4.13 hereof or affect the consequences of any such representation or warranty proving to have been untrue, incomplete or misleading in any material respect.

     6.17 Recapture of Tax Bad Debt Reserve. Not later than as of the month-end immediately preceding the Closing Date, First Moline will record in its financial records the recapture of its tax bad debt reserve and will cause to be made such accounting entries as are required under generally acceptable accounting principles to reflect such recapture.

                                  ARTICLE VII
                  CONDITIONS TO OBLIGATIONS OF FIRSTAR AND FCI

     The obligations of Firstar and FCI under the Agreements to cause the transactions contemplated therein to be consummated shall be subject to the satisfaction of the following conditions:

     7.1 No Material Adverse Change. There shall not have been any material adverse change, or discovery of a condition or the occurrence of any event that has or is likely to result in such a change, in the financial condition, assets, liabilities, results of operation or business of First Moline and the Bank, taken as a whole, from the date hereof to the Closing Date, except for such changes as may occur as a consequence of the transactions contemplated by this Agreement or changes outside the control of management resulting primarily by reason of changes in banking laws or regulations or interpretations thereof, or changes in the general level of interest rates or changes in economic, financial, or market conditions affecting the banking industry generally in the region in which First Moline and the Bank operate.

     7.2 Representations and Warranties. All representations and warranties by First Moline contained in this Reorganization Agreement shall be true and correct in all material respects at, or as of, the Closing Date as though such representations and warranties were made on and as of said date, except with respect to (a) changes expressly contemplated in this Reorganization Agreement,
(b) representations or warranties as of a specified time other than the Closing Date, which shall be true in all material respects at such specified time, or
(c) breaches that are not reasonably likely to have a material adverse impact on First Moline or the Bank or on the benefits to have been received by Firstar or FCI from consummation of the transactions contemplated by the Agreements.

     7.3 Performance and Compliance. First Moline shall have performed or complied with all covenants, agreements and conditions required by the Agreements to be performed and satisfied by it on or prior to the Closing Date unless waived by Firstar.

     7.4 No Proceeding or Litigation. At the Closing Date, (i) no suit, action or proceeding shall be pending or overtly threatened before any court or other governmental agency by the federal or any state government in which it is sought to restrain or prohibit the consummation of the Merger and, (ii) there is no suit, action or proceeding pending or, to the knowledge of First Moline, threatened against or affecting First Moline or the Bank which is likely to have a material adverse effect on First Moline or the Bank, taken as a whole.

     7.5 Review or Audit by Firstar and Accountants. Upon reasonable advance notice, but no case later than three business days prior to the Closing Date, Firstar and KPMG Peat Marwick shall have had an adequate opportunity to conduct such a complete review, in accordance with standards established by the American Institute of Certified Public Accountants, or audit, in accordance with generally accepted auditing standards, of the financial condition, assets, liabilities, results of operation, and business of First Moline and the Bank as Firstar shall deem prudent. Any such audit or review shall be performed at Firstar's sole expense.

     7.6 Audit of Plans. Upon reasonable advance notice, but in no case later than three business days prior to the Closing Date, Firstar shall have had the opportunity to conduct, or to have conducted by an entity of its choosing, at its expense, an audit of any Plans.

     7.7 Pooling Letter. Firstar shall have received confirmation from KPMG Peat Marwick that the Merger will be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles, as of a date no more than five business days prior to the Closing Date; provided, however, that this condition shall be deemed to have been waived by Firstar if the inability to obtain such opinion arises out of, or results directly or indirectly from, any action taken by Firstar, FCI or any of their respective subsidiaries contrary to that contemplated by this Agreement.

     7.8 Opinion of Counsel for First Moline. Firstar and FCI shall have received an opinion from Vedder, Price, Kaufman & Kammholz, counsel for First Moline, dated the Closing Date, substantially to the effect set forth in Exhibit
7.8 hereto.

     7.9 Certificate of Chief Executive Officer. First Moline shall have furnished Firstar a certificate, signed by its Chief Executive Officer, dated the Closing Date, to the effect that the conditions described in Sections 7.1, 7.2, 7.3, 7.4, 7.14 and 9.3 as it relates to First Moline of this Reorganization Agreement have been fully satisfied, to the best of the knowledge of such Chief Executive Officer.

     7.10 Corporate Certificates. Firstar and FCI shall have received (i) a statement of the State of Delaware, certifying that First Moline is a corporation in good standing in Delaware, and (ii) a certificate of corporate existence from the OTS relating to the Bank, each dated within five business days prior to the Closing Date.

     7.11 Bills for Certain Fees of First Moline or the Bank. (a) Firstar shall have received a copy of the bills from Vedder, Price, Kaufman & Kammholz to First Moline or the Bank for services performed in connection with the transactions contemplated in the Agreements, through two (2) business days prior to the Closing Date, which in the case of Vedder, Price, Kaufman & Kammholz, are accompanied by information as to the number of hours spent by such counsel on such services and the fees charged for such services; (b) Firstar shall have received a copy of the statement for fees from McGladrey & Pullen to First Moline for services performed in connection with the transactions contemplated in the Agreements; and (c) Firstar shall have received a copy of the statement for fees from Hovde Financial, Inc. for services performed in connection with the transactions contemplated in the Agreements.

     7.12 Tax Opinion. Firstar and FCI shall have received an opinion from an accounting or law firm reasonably acceptable to Firstar and FCI, dated the Closing Date, opining that the Merger will be treated as a tax-free reorganization under the Code. Firstar or FCI shall request such an opinion within ten days of the date of this Reorganization Agreement. The failure to obtain such opinion due to an act or omission of Firstar or FCI shall constitute a waiver of such condition.

     7.13 Termination of Pension Plan. First Moline shall have taken all actions necessary to cause the termination or merger into a Plan maintained by Firstar or FCI of the Retirement Plan for Employees of First Federal Savings and Loan Association of Moline and the Recognition and Retention Plan and Trust.

     7.14 Charter Conversion. Firstar and FCI shall have received evidence of an approval from the Office of the Comptroller of the Currency and any other appropriate regulatory agencies for the conversion of the Bank to a national banking association on the Closing Date.

                                  ARTICLE VIII

                 CONDITIONS TO THE OBLIGATIONS OF FIRST MOLINE

     The obligations of First Moline under the Agreements to cause the transactions contemplated herein to be consummated shall be subject to the satisfaction of the following conditions unless waived by First Moline:

     8.1 No Material Adverse Change. There shall not have been any material adverse change, or discovery of a condition or the occurrence of any event that has or is likely to result in such a change, in the consolidated financial condition, assets, liabilities, results of operation or business of Firstar from the date hereof to the Closing Date.

     8.2 Representations and Warranties. All representations and warranties of Firstar and FCI contained in this Reorganization Agreement shall be true and correct in all material respects at, or as of, the Closing Date as though such representations were made at and as of said date, except with respect to (y) changes expressly contemplated in this Reorganization Agreement, or (z) breaches that are not reasonably likely to have a material adverse impact on Firstar or FCI or on the benefits to have been received by First Moline or its shareholders from consummation of the transactions contemplated by the Agreements.

     8.3 Performance and Compliance. Firstar shall have performed or complied with all covenants, agreements and conditions required by the Agreements to be performed and satisfied by it at or prior to the Closing Date.

     8.4 No Proceeding or Litigation. At the Closing Date, (i) no suit, action or proceeding shall be pending or overtly threatened before any court or other governmental agency by the federal or any state government in which it is sought to restrain or prohibit the consummation of the Merger and, (ii) there is no suit, action or proceeding pending or, to the knowledge of Firstar, threatened against or affecting Firstar which is likely to have a material adverse effect on Firstar.

     8.5 Opinion of Counsel for Firstar and FCI. Firstar and FCI shall have delivered to First Moline an opinion of Firstar's General Counsel, dated the Closing Date, substantially to the effect set forth in Exhibit 8.5 hereto.

     8.6 Certificate of Executive Officer. Firstar shall have furnished to First Moline a certificate, signed by any one of its executive officers and dated the Closing Date, to the effect that the conditions described in Sections 8.1, 8.2, 8.3, 8.4 and 9.3, as it relates to FCI of this Reorganization Agreement have been fully satisfied.

     8.7 Tax Opinion. First Moline shall have received an opinion from Vedder, Price, Kaufman & Kammholz dated the Closing Date, opining that the Merger will be treated as a tax-free reorganization under the Code. First Moline shall request such an opinion within ten days of the date of this Reorganization Agreement and shall provide such law firm (as well as the accounting or law firm referred to in Section 7.13) with such representations as are true, accurate and complete with respect to First Moline, its shareholders and the Merger as are reasonably necessary to enable such law firm (as well as the accounting or law firm referred to in Section 7.13) to deliver such opinion (and the opinion referred to in Section 7.13). The failure to obtain such opinion due to an affirmative act or omission of First Moline shall constitute a waiver of such condition.

     8.8 Listing. The shares of Firstar Common Stock to be issued in the Merger to holders of First Moline Common Stock shall be listed on the NYSE.

     8.9 Opinion of Financial Advisor. As of the date of the mailing of the Proxy Statement-Prospectus, the Fairness Opinion may not be included in the Proxy Statement-Prospectus because Hovde Financial, Inc. shall have withdrawn or modified in any material respect the Fairness Opinion due to a determination by such firm that the Fairness Opinion was erroneous.

                                   ARTICLE IX

                  CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES

     In addition to the provisions of Articles VII and VIII hereof, the obligations of First Moline, Firstar and FCI to cause the transactions contemplated herein to be consummated, shall be subject to the satisfaction of the following conditions.

     9.1 Governmental Approvals. The parties hereto shall have received all necessary approvals of governmental agencies and authorities, which do not contain material terms or conditions that are not reasonably acceptable to Firstar, of the transactions contemplated by the Agreements including the conversion of the Bank to a national banking association and each of such approvals shall remain in full force and effect at the Closing Date and such approvals and the transactions contemplated thereby shall not have been contested by any federal or state governmental authority nor by any other third party by formal proceeding. Firstar shall promptly notify First Moline upon receipt of all necessary governmental approvals. If any contest as aforesaid is brought by formal proceedings, any party may, but shall not be obligated to, answer and defend such contest.

     9.2 Securities Law Compliance. The Registration Statement shall have become effective by an order of the SEC, the Firstar Common Stock to be issued in the Merger shall have been qualified or exempted under all applicable state securities or blue sky laws, and there shall have been no stop order issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no proceeding shall have been commenced, pending or overtly threatened for such purpose.

     9.3 Shareholder Approval. The Agreements and the Merger shall have been duly approved by the requisite affirmative votes of the shareholders of First Moline and FCI.

                                   ARTICLE X

                                   INDUCEMENT

     10.1. Inducement. (a) Subject to subsection (d), As a condition and inducement to Firstar's willingness to enter into and perform this Reorganization Agreement, in the event that a Trigger Event (as hereinafter defined) has occurred, then First Moline shall pay to Firstar a fee of $400,000. Such fee shall be payable in immediately available funds within two days following the occurrence of a Trigger Event.

     (b) As used herein, "Trigger Event" shall mean the occurrence of one or more of the following events:

           (i) A Transaction Proposal (as defined below) shall have occurred;

           (ii) Termination of this Agreement following a wilful and material breach thereof by First Moline; or

          (iii) (A) the Board of Directors of First Moline (1) shall have withdrawn, modified or amended in any respect its approval or recommendation of this Agreement or the transactions contemplated thereby, or (2) shall not at the appropriate time have recommended or shall have withdrawn, modified or amended in any respect its recommendation that its stockholders vote in favor of this Agreement, or (3) shall not have included such recommendation in the Proxy Statement, or (B) the Board of Directors of First Moline shall have resolved to do any of the foregoing.

     (c) As used in this Agreement, "Person" shall mean any individual, firm, corporation, or other entity and shall include any syndicate or group of persons deemed to be a "person" by Section 13(d)(3)(e) of the Exchange Act. As used in this Agreement,

          (i) "Transaction Proposal" shall mean (A) a bona fide tender offer or exchange offer for at least 25% of the then outstanding shares of any class of capital stock of First Moline shall have been made by any Person (excluding Firstar or any of its subsidiaries or affiliates), (B) any Person (other than Firstar or any subsidiary or Affiliate thereof) shall have filed an application under the BHCA, the HOLA, the Savings and Loan Holding Company Act, as amended, the Federal Deposit Insurance Act, as amended or the Change in Bank Control Act, as amended, with respect to the acquisition by such person of any shares of the capital stock of First Moline, (C) a merger, consolidation or other business combination with First Moline, or the Bank, shall have been effected by any Person, or an agreement relating to any such transaction shall have been entered into,
     (D) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (whether in one transaction or a series of related transactions) involving more than ten percent (10%) of First Moline's consolidated assets (including stock of the Bank), or all or a substantial part of the assets of the Bank, to any Person shall have been effected, or any agreement relating to such transaction shall have been entered into,
     (E) the acquisition by any Person, other than (1) Firstar or any subsidiary or Affiliate of Firstar (other than in a fiduciary capacity) or (2) the Bank in a fiduciary capacity for third parties, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, which will be deemed for purposes hereof to provide that such Person beneficially owns any shares of First Moline Common Stock that may be acquired by such person pursuant to any right, option, warrant or other agreement, regardless of when such acquisition would be permitted by the terms thereof) of 10% or more of the outstanding shares of First Moline Common Stock (including capital stock currently beneficially owned by such Person) or, if such Person currently beneficially owns 10% or more of the outstanding shares of First Moline Common Stock, of any additional shares of First Moline Common Stock (other than pursuant to such Person's rights and obligations as of the date hereof related to the Stock Options and the Management Recognition and Retention Plan and Trust), (F) any reclassification of securities or recapitalization of First Moline or other transaction that has the effect, directly or indirectly, of increasing the proportionate share of any class of equity security (including securities convertible into equity securities) of First Moline which is owned by any Person (excluding Firstar or any of its subsidiaries or Affiliates) shall have been effected, or any agreement relating to such transaction shall have been entered into or plan with respect thereto adopted, (G) any transaction having an effect similar to those described in (A) through (F) above, or (H) a public announcement with respect to a proposal, plan or intention by First Moline or another person (excluding Firstar or any of its subsidiaries or affiliates) to effect any of the foregoing transactions; provided, however, that in the case of the events described in clauses (A), (B) and (H) in this definition, and events described in clause (G) having an effect similar to those described in clauses (A) and (B) (the "Events"), such Events shall not constitute a "Transaction Proposal" hereunder unless after the occurrence of any such Event, either (x) the Board of Directors of First Moline (1) recommends such Event to its stockholders for acceptance; (2) fails to undertake such acts as Firstar reasonably requests to oppose such Event (provided that First Moline not incur significant legal expense); or (3) fails to recommend approval of this Agreement to First Moline's stockholders; or (y) First Moline's stockholders shall have failed to approve this Agreement at a meeting duly called for such purpose; and provided, further, that any transaction contemplated by this Agreement (other than transactions contemplated by Section 6.4 or Section 6.9) shall be specifically exempt from the definition of "Transaction Proposal"; and

          (ii) "Affiliate" shall mean a person that directly or indirectly, through one or more intermediaries, (A) owns beneficially, directly or indirectly, in excess of 10% of the voting capital stock of any other Person or (B) controls, is controlled by, or is under common control with, another person.

     (d) The rights of Firstar hereunder shall terminate upon the earliest to occur of (i) the Closing Date, (ii) the termination of this Agreement by First Moline pursuant to Sections 11.1(c)(ii) or 11.1(c)(iii), (iii) the termination of this Agreement by mutual agreement of the parties or (iv) the expiration of one year after the termination of this Agreement (other than terminations described in clause (ii) or (iii)).

                                   ARTICLE XI

                                  TERMINATION

     11.1 Reasons for Termination. The Agreements may be terminated and the Merger abandoned at any time before the Closing Date, notwithstanding the approval or adoption of the Agreements by the shareholders of First Moline and/or FCI:

          (a) By mutual written consent of the Board of Directors of First Moline and the Board of Directors or the Interstate Banking and Acquisitions Committee of Firstar;

          (b) By written notice from Firstar to First Moline if:

              (i) any condition set forth in Articles VII or IX of this Reorganization Agreement has not been substantially satisfied or waived in writing by June 30, 1995, unless the failure to satisfy such condition is due to a breach of the Agreements by Firstar;

              (ii) any warranty or representation made by First Moline shall be discovered to be or to have become untrue, incomplete or misleading where any such breach, individually or in the aggregate, (a) is reasonably likely to have a material adverse impact on First Moline and the Bank, taken as a whole, or on the benefits to have been received by Firstar or FCI from consummation of the transactions contemplated by the Agreements, and (b) has not been cured within ten business days following receipt by First Moline of notice of such discovery, provided, however, that Firstar shall have no such termination right in respect of any matter known to it as of the date of this Reorganization Agreement; or

             (iii) First Moline shall have breached one or more covenants of this Reorganization Agreement in any material respect considering all such breaches in the aggregate, where such breach has not been cured within ten business days following receipt by First Moline of written notice of such breach, provided, however, that Firstar shall have no such termination right in respect of any matter known to it as of the date of this Reorganization Agreement; or

          (c) By written notice from First Moline to Firstar, if:

              (i) any condition set forth in Articles VIII or IX of this Reorganization Agreement has not been substantially satisfied or waived in writing by June 30, 1995, unless the failure to satisfy such condition is due to a breach of the Agreements by First Moline;

              (ii) any warranty or representation made by Firstar shall be discovered to be or to have become untrue, incomplete or misleading where any such breach, individually or in the aggregate, (a) is reasonably likely to have a material adverse impact on Firstar or on the benefits to have been received by First Moline or its shareholders from consummation of the transactions contemplated by the Agreements, and (b) has not been cured within ten business days following receipt by Firstar of written notice of such discovery, provided, however, that First Moline shall have no such termination right in respect of any matter known to it as of the date of this Reorganization Agreement;

             (iii) Firstar shall have breached one or more covenants of this Reorganization Agreement in any material respect considering all such breaches in the aggregate, where such breach has not been cured within ten business days following receipt by Firstar of notice of such breach, provided, however, that First Moline shall have no such termination right in respect of any matter known to it as of the date of this Reorganization Agreement.

             (iv) on the date on which the Market Value of Firstar Common Stock is calculated pursuant to the Plan of Merger, if the Market Value of Firstar Common Stock on the Closing Date is less than $28.00.

     11.2 Liability. In the event of termination of this Reorganization Agreement caused (a) otherwise than by breach of a party hereto or (b) by any willful breach or misrepresentation by a party hereto not covered by the next sentence, there shall be no liability on the part of First Moline, Firstar or FCI of any nature whatsoever, except that each party shall pay its own fees and expenses pursuant to Section 12.2 of this Reorganization Agreement and continue to comply with the obligations set forth in Section 1.7 of this Reorganization Agreement. In the event of termination of this Reorganization Agreement caused by (i) willful breach by a party of any agreement, covenant, or undertaking of such party contained herein or in any exhibit hereto; (ii) any material misrepresentations or breach of warranty in any material respect by a party herein, which at the date hereof was known to be a misrepresentation or breach of warranty by such party; or (iii) the failure of any condition set forth in Articles VII, VIII or IX hereof which has failed because a party did not exercise good faith and best efforts towards the fulfillment of such condition; then the other party shall be entitled to all its legal and equitable remedies.

                                  ARTICLE XII

                                 MISCELLANEOUS

     12.1 Brokers. Firstar and First Moline agree that no third person or entity, except Hovde Financial, Inc., has in any way brought the parties together or been instrumental in the making of the Agreements. Each such party agrees to indemnify the other against any claim by any third person or entity other than Hovde Financial, Inc. for any commission, brokerage or finder's fee, or other payment with respect to the Agreements or the transactions contemplated thereby based on any alleged agreement or misunderstanding between such party and such third person or entity, whether express or implied from the actions of such party.

     12.2 Expenses. Each party to the Agreements will pay its respective fees and expenses incurred in connection with the preparation and performance of the Agreements, including fees and expenses of its counsel, accountants, and other experts and advisors, except that Firstar agrees to reimburse First Moline and the Bank for any out-of-pocket fees and expenses they incur at the request and direction of Firstar (not to include fees paid or payable for the environmental audits referred to in Section 6.14 hereof).

     12.3 Waivers; Amendments. At any time prior to the Closing Date, either Firstar, by action taken by its Board of Directors or Interstate Banking and Acquisitions Committee or officers thereunto authorized, or First Moline, by action taken by its Board of Directors or officers thereunto authorized, may waive the performance of any of the obligations of the other or waive compliance by the other with any of the covenants or conditions contained in the Agreements or agree to the amendment or modification of the Agreements by an agreement in writing executed in the same manner as the Agreements.

     12.4 Assignment. This Reorganization Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by the parties hereto without the prior written consent of the other parties, except that Firstar or FCI may assign its rights hereunder to any wholly owned direct or indirect subsidiary of Firstar; provided, however, that in the event Firstar or FCI or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Firstar or FCI, as the case may be, assume the obligations set forth in this Agreement.

     12.5 Entire Agreement. This Reorganization Agreement, the Plan of Merger, the Voting Agreements and the Affiliates' Undertakings supersede any other agreement, whether written or oral, that may have been made or entered into by First Moline or Firstar or FCI or by any officer or officers of such parties relating to the acquisition of the business or the capital stock of First Moline by Firstar or FCI. The aforementioned agreements constitute the entire agreement by the respective parties, and there are no agreements or commitments except as set forth herein and therein.

     12.6 Captions and Counterparts. The captions in this Reorganization Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Reorganization Agreement. This Reorganization Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

     12.7 Governing Law. The Reorganization Agreement shall be construed and interpreted in accordance with the laws of the State of Wisconsin and federal law except as the Delaware General Corporation Law and the Iowa Business Corporation Act is expressly applicable to the Merger.

     12.8 Nonsurvival. No representations, warranties or covenants in this Reorganization Agreement shall survive, (a) the Merger, other than the obligations set forth in Sections 1.4, 1.7, 1.9, 1.10, 5.4 and 5.7, and the representations set forth in Section 4.24, of this Reorganization Agreement, and
(b) the termination under Article XI hereof, other than the obligations set forth in Sections 1.7, 1.9, 10.1 and 12.2, and the representations set forth in
Section 4.24, of this Reorganization Agreement.

     12.9 Knowledge of the Parties. Whenever in this Agreement any representation or warranty is made upon the knowledge of a party hereto, such knowledge shall mean and include (i) with respect to First Moline, the actual knowledge of its Chief Executive Officer or its Board of Directors or any facts that upon due inquiry, would have been known to such person, and (ii) with respect to Firstar, the actual knowledge of its Chairman, President or any other executive officer or the Board of Directors of such parties or any facts that upon due inquiry, would have been known to such person.

     12.10 Notices. All notices given hereunder shall be in writing and shall be mailed by first class mail, postage prepaid or by nationally recognized overnight delivery service, addressed as follows:

          (a) If to Firstar or FCI, to:

               Firstar Corporation
               [or Firstar Corporation of Iowa]
               Attn: Jon H. Stowe
                     Executive Vice President
               777 East Wisconsin Avenue
               Milwaukee, WI 53202
             with a copy to:

               Firstar Corporation
               Law Department
               Attn: Howard H. Hopwood, III
                     Senior Vice President and General Counsel
               777 East Wisconsin Avenue
               Milwaukee, WI 53202

          (b) If to First Moline, to:

               First Moline Financial Corp.
               Attention: Byrd Krumbholz
                          President and Chief Executive Officer
               1616 Sixth Avenue
               Moline, IL 61265

             with additional copies to:

               First Moline Financial Corp.
               Attention: Glenn Medhus
                          Chairman of the Board
               1616 Sixth Avenue
               Moline, IL 61265
                              and
               Daniel C. McKay, II
               Vedder, Price, Kaufman & Kammholz
               222 North LaSalle Street, Suite 2600
               Chicago, IL 60601

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Reorganization to be duly executed as of the date first above written.

                                                FIRSTAR CORPORATION

(SEAL)                                          By:             /s/ JON H. STOWE
                                                   -------------------------------------
                                                   Its: Executive Vice President

Attest:          /s/ JOHN A. KIELICH
       -------------------------------------
       Its: First Vice President

                                                FIRST MOLINE FINANCIAL CORP.

(SEAL)                                          By:             /s/ BYRD KRUMBHOLZ
                                                   -------------------------------------
                                                   Its: President

Attest:          /s/ GLENN MEDHUS
       -------------------------------------
       Its: Chairman

                                                FIRSTAR CORPORATION OF IOWA

(SEAL)                                          By:             /s/ JAMES R. LANG
                                                   -------------------------------------
                                                   Its: President

Attest:          /s/ JEFFREY B. WEEDEN
       -------------------------------------
       Its: Senior Vice President

                                                                     EXHIBIT 1.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

     First Moline Financial Corp. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Company held on
[               ], 1994, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Company, declaring said amendment to be advisable and calling a meeting of the stockholders of the Company for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Company's Certificate of Incorporation be amended by deleting Article Fourth Section C in its entirety.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Company was duly called and held on
[               ], upon notice in accordance with Section 222 of the General
Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Byrd Krumbholz, its President and Chief Executive Officer, and Daniel Churchill,
its Secretary, this                day of                , 199 .

                                          By:
                                            ------------------------------------
                                              Byrd Krumbholz
                                              President and Chief Executive
                                              Officer

                                          Attest:
                                              ----------------------------------
                                                  Daniel Churchill
                                                  Secretary

                                                                EXHIBIT 4.18(II)

                 [FORM OF FIRST MOLINE AFFILIATE'S UNDERTAKING]

                                                                          , 1994

Firstar Corporation
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Gentlemen:

     I have been advised that as of the date hereof I may be deemed an "affiliate" of First Moline Financial Corp., a Delaware corporation ("First Moline"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") under the Securities Act of 1933, as amended (the "Act") ("Affiliate"). Pursuant to the terms of the Agreement and Plan of Reorganization among Firstar Corporation, a Wisconsin corporation ("Firstar"), Firstar Corporation of Iowa, an Iowa corporation ("FCI"), and First Moline (the "Reorganization Agreement"), and the related Plan of Merger and Agreement of Merger by and between First Moline and FCI joined in by Firstar for certain limited purposes, both dated as of August 25, 1994 (together with the Reorganization Agreement, the "Agreements"), First Moline will be merged with and into FCI (the "Merger"), and as a result of the Merger, I may receive shares of common stock of Firstar, $1.25 par value ("Firstar Common Stock").

     In connection with the above transactions, I represent and warrant to Firstar and agree that:

     A. I will not make any sale, transfer or other disposition of the shares of Firstar Common Stock in violation of the Act or the Rules and Regulations.

     B. I have no present plan or intent to dispose of the Firstar Common Stock acquired by me pursuant to the Merger.

     C. I have been advised that the offering, sale and delivery of the shares of Firstar Common Stock to me pursuant to the Merger will be registered under the Act on a Registration Statement on Form S-4. I have also been advised, however, that, since I may be deemed to be an Affiliate of First Moline at the time the Agreements are submitted for a vote of the shareholders of First Moline, the shares of Firstar Common Stock must be held by me indefinitely unless (i) such shares of Firstar Common Stock have been registered for distribution under the Act, (ii) a sale of the shares of Firstar Common Stock is made in conformity with the volume and other limitations of Rule 145, or (iii) in the opinion of counsel acceptable to Firstar, some other exemption from registration under the Act is available with respect to any such proposed sale, transfer or other disposition of the shares of Firstar Common Stock.

     D. I have carefully read this Agreement and the Agreements and have discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the shares of Firstar Common Stock, to the extent I felt necessary, with my counsel or counsel for First Moline.

     E. I understand that Firstar is under no obligation to register the sale, transfer or other disposition of the shares of Firstar Common Stock for sale, transfer or other disposition by me to make compliance with an exemption from registration available.

     F. I understand that stop transfer instructions will be given to the registrar of the certificates for the shares of Firstar Common Stock and that there will be placed on the certificates for the shares of Firstar Common Stock, or any substitutions therefore, a legend stating in substance:

     "The shares represented by this certificate were issued in a transaction (the acquisition of First Moline Banking Corp.) to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Firstar Corporation of an opinion of counsel acceptable to it that some other

Firstar Corporation
[Date]
Page 2

     exemption from registration under the Act is available, or pursuant to a registration statement under the Act. The shares represented by this certificate may not be sold or otherwise transferred prior to the publication by Firstar Corporation of an earnings statement covering at least 30 days of operations subsequent to [the effective date of the Merger]."

     G. I hereby agree that, for a period of two (2) years following the effective date of the Merger, I will obtain an agreement similar to this agreement from each transferee of the shares of Firstar Common Stock sold or otherwise transferred by me, but only if such transfer is effected other than in a transaction involving a registered public offering or as a sale pursuant to Rule 145.

     H. Notwithstanding the other provisions hereof, I agree not to sell, pledge, transfer, or otherwise dispose of the shares of Firstar Common Stock, or reduce my risk relative to the Firstar Common Stock in any other way, from the date hereof until such time as financial results covering at least 30 days of combined operations of the parties to the Merger have been published within the meaning of Section 201.01 of the Securities and Exchange Commission's Codification of Financial Reporting Policies. I have not reduced my risk relative to the Firstar Common Stock to date.

     It is understood and agreed that this Agreement will terminate and be of no further force and effect and the legend set forth in Paragraph F above will be removed by delivery of substitute certificates without such legend, and the related transfer restrictions shall be lifted forthwith, if the period of time specified in Paragraph H of this Agreement has passed and (i) my shares of Firstar Common Stock shall have been registered under the Act for sale, transfer or other disposition by me or on my behalf, (ii) I am not at the time an Affiliate of Firstar and have held the shares of Firstar Common Stock for at least two (2) years (or such other period as may be prescribed by the Act and the Rules and Regulations) and Firstar has filed with the Securities and Exchange Commission ("SEC") all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve (12) months, (iii) I am not and have not been for at least three (3) months an Affiliate of Firstar and I have held the shares of Firstar Common Stock for at least three (3) years, or (iv) Firstar shall have received a letter from the staff of the SEC, or an opinion of Firstar's General Counsel or other counsel acceptable to Firstar, to the effect that the stock transfer restrictions and the legend are not required.

     This Agreement shall be binding on my heirs, legal representatives and successors.

                                          Very truly yours,

                                          --------------------------------------

Accepted as of the      day of                , 1994.

FIRSTAR CORPORATION

By:
    ----------------------------------

                                                                     EXHIBIT 7.8

                        [SELLER'S COUNSEL'S LETTERHEAD]

                                                                  [Closing Date]

Firstar Corporation
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Gentlemen:

     We have acted as counsel to First Moline Financial Corp. ("First Moline"), a Delaware corporation and a registered savings and loan holding company in connection with the merger of First Moline with and into Firstar Corporation of Iowa, an Iowa corporation ("FCI"), pursuant to an Agreement and Plan of Reorganization dated as of August 25, 1994 (the "Reorganization Agreement"), by and among First Moline, FCI, and Firstar Corporation, a Wisconsin corporation ("Firstar"). This letter is furnished to you pursuant to Section 7.8 of the Reorganization Agreement. Unless the context clearly requires otherwise, capitalized terms used herein shall have the meanings ascribed thereto in the Reorganization Agreement.

     As special counsel for First Moline, we have also examined and relied upon such corporate records of First Moline, the Bank and the Bank Subsidiaries and such other documents, and certificates provided by their officers, including certificates supplied to Firstar in connection with this transaction, and certificates of public officials as we considered necessary or appropriate for purposes of this legal opinion, but have also relied upon factual representations made by First Moline in Section 4 of the Reorganization Agreement as well as a legal opinion from First Moline's local counsel.

     Furthermore, in regard to the matters stated in numbered paragraph 6, we wish to advise you that we have not been engaged to give substantive attention to any legal or governmental proceedings, orders or third party agreements (other than the Agreements) to which First Moline the Bank or either Bank Subsidiary may be a party. We have not searched the dockets of any court or any governmental agency to determine if any such proceedings are pending or orders entered involving First Moline, the Bank or either Bank Subsidiary or the Merger.

     Based upon the foregoing and subject to the qualifications set forth in subsequent portions of this letter, it is our opinion that:

     1. First Moline is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all necessary power and authority to engage in the activities and businesses now conducted by it. First Moline is registered with the Office of Thrift Supervision as a savings and loan holding company under the Home Owners' Loan Act, as amended. First Moline has no direct or indirect subsidiaries except the Bank and the Bank Subsidiaries.

     2. (a) First Federal Savings Bank of Moline is a federal savings bank duly organized and validly existing under the laws of the United States. The Bank (i) is duly authorized to conduct a banking business in its offices subject to the supervision of the Office of Thrift Supervision; (ii) is an "insured depository institution" as defined in Section 3(c)(2) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(c)(2); and (iii) has full power and authority, corporate or otherwise (including all necessary licenses, franchises, permits and other governmental authorizations) to engage in the banking business.

     (b) The Bank Subsidiaries are each corporations duly organized, validly existing and in good standing under the laws of the State of Illinois, with full power and authority, corporate or otherwise to engage in their respective activities.

     3. The authorized capital stock of First Moline consists of 2,500,000 shares of stock, $0.01 par value, 2,000,000 of which are designated Common Stock ("First Moline Common Stock") and 500,000 of which are designated Preferred Stock. There are no shares of Preferred Stock issues or outstanding and there are 282,550 shares of First Moline Common Stock are validly issued and outstanding. All of such shares are fully paid and nonassessable. To our knowledge, First Moline does not have any arrangements or commitments obligating it to issue or sell or otherwise dispose of, or to purchase or redeem shares of its capital stock or any securities

Firstar Corporation
[Closing Date]
Page 2

convertible into or having the right to purchase shares of its capital stock other than as set forth in the Reorganization Agreement, Plan of Merger or the First Moline Letter.

     4. (a) The authorized capital stock of First Federal Savings Bank of Moline consists of 2,500,000 shares, 2,000,000 common stock, $0.01 par value, 100 of which are validly issued and outstanding, fully paid and nonassessable and 500,000 shares of Serial Preferred Stock, $0.01 par value, none of which is issued or outstanding. First Moline is the registered holder of all of such shares of the outstanding capital stock of the Bank. To our knowledge, neither First Moline nor the Bank has any arrangements or commitments obligating it to issue or sell or otherwise dispose of, or to purchase or redeem shares of the Bank's capital stock or any securities convertible into or having the right to purchase shares of the Bank's capital stock. To our knowledge, First Federal Savings Bank of Moline has no subsidiaries, except FFM-CMO, Inc. and First Moline Real Estate Corp.

     (b) The authorized capital stock of FFM-CMO, Inc. consists of 500,000 shares of common stock, no par value, 50,000 of which are validly issued and outstanding, fully paid and nonassessable and owned by First Bank Moline, N.A. To our knowledge, neither the Bank nor FFM-CMO, Inc. has any arrangements or commitments obligating it to issue or sell or otherwise dispose of, or to purchase or redeem shares of FFM-CMO, Inc. capital stock or any securities convertible into or having the right to purchase shares of the Bank's capital stock.

     (c) The authorized capital stock of First Moline Real Estate Corp. consists of 100,000 shares of common stock, no par value, 25,000 of which are validly issued and outstanding, fully paid and nonassessable and owned by the Bank. To our knowledge, neither the Bank nor First Moline Real Estate Corp. has any arrangements or commitments obligating it to issue or sell or otherwise dispose of, or to purchase or redeem shares of First Moline Real Estate Corp.'s capital stock or any securities convertible into or having the right to purchase shares of the Bank's capital stock.

     5. The execution, delivery and performance of the Reorganization Agreement, the Plan of Merger and the Investment Agreement by First Moline have been duly authorized and approved by all requisite action of the Board of Directors and shareholders of First Moline and each has been duly executed and delivered by First Moline and constitutes a valid and binding obligation of First Moline enforceable in accordance with its terms.

     6. Except as set forth in the First Moline Letter, as updated through the date hereof, we have not been made aware of (i) any material claims having been asserted or relief having been sought against or affecting First Moline, the Bank or either Bank Subsidiary in any pending litigation or governmental proceedings; (ii) there being any proceedings, claims, actions or governmental investigations threatened against First Moline or either Bank; (iii) First Moline or the Bank being a party to any order, judgment or decree, other than any order, judgment or decree to which the Bank may be subject or a party in the ordinary course of its business; (iv) First Moline or the Bank being the subject of any cease and desist order, or other formal enforcement action, or any memorandum of understanding with any bank regulatory authority; and (v) First Moline or the Bank making any commitment to or entering into any agreement with any bank regulatory authority that restricts or adversely affects its or their operations or financial condition.

     7. In the course of the preparation of the S-4 and the Proxy Statement, we have considered the information set forth therein in light of the matters required to be set forth therein, and have participated in conferences with officers and representatives of First Moline and Firstar, including their respective counsel and independent public accountants, during the course of which the contents of the S-4 and the Proxy Statement and related matters were discussed. We have not independently checked the accuracy or completeness of, or otherwise verified, and accordingly are not passing upon, and do not assume responsibility for, the accuracy, completeness or fairness of the statements contained in the S-4 or the Proxy Statement; and we have relied as to materiality, to a large extent, upon the judgment of officers and representatives of First Moline and Firstar. However, as a result of such consideration and participation, nothing has come to our attention which causes

Firstar Corporation
[Closing Date]
Page 3

us to believe that the S-4 (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by Firstar as to which we express no belief), at the time it became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Proxy Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by Firstar, as to which we express no belief), at the time the S-4 became effective, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     8. To our knowledge, there is no suit, action or proceeding pending or overtly threatened before any court or other governmental agency by the federal or state government in which it is or will be sought to restrain or prohibit the consummation of the Merger.

     The opinions expressed in this letter are subject to the following qualifications:

          (a) We have assumed without independent investigation (i) the authenticity of all documents submitted to us as originals, (ii) the genuineness of all signatures and proper delivery of all documents, and
     (iii) the conformity to the originals of all documents submitted to us as copies.

          (b) Our opinions expressed herein that the Reorganization Agreement, the Plan of Merger and the Investment Agreement constitute the valid and binding obligations of First Moline are legally enforceable against them in accordance with their terms, are expressly subject to:

              i) limitations on the availability of specific enforcement and other equitable remedies based upon the application of equitable principles; and

             ii) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other similar state and federal laws affecting the enforcement of creditors' rights generally.

          (c) We have assumed that you have obtained any and all required federal and state banking approvals for the transactions described herein and that any necessary waiting periods have elapsed.

          (d) Our review of the corporate records of First Moline, the Bank and the Bank Subsidiaries has been limited to the Articles of Incorporation, the Bylaws, and minutes of the Boards of Directors and shareholders of such organizations for the last five years.

          (e) We have assumed that you have performed (and will perform) all of your obligations under, and are in full compliance with, the Reorganization Agreement, the Plan of Merger, and the Investment Agreement.

     The opinions contained in this letter are limited to the laws of the United States and of the States of Delaware and Illinois. We express no opinion as to the applicability or effect of the laws of any other state or country.

     This letter is being delivered to you solely for your benefit pursuant to
Section 7.8 of the Reorganization Agreement and may not be relied upon by any other person or for any other purpose. This letter is not to be used, circulated, quoted or otherwise referred to by any other person or for any other purpose without our prior express written permission.

                                          Very truly yours,

                                          VEDDER, PRICE, KAUFMAN & KAMMHOLZ

                                          By:
                                          --------------------------------------
                                              Daniel C. McKay, II, Partner

                                                                     EXHIBIT 8.5

                          [GENERAL COUNSEL LETTERHEAD]

                                                                  [Closing Date]

First Moline Financial Corp.
1616 6th Avenue
Moline, IL 61265

Gentlemen:

     As Senior Vice President and General Counsel of Firstar Corporation ("Firstar"), I am familiar with the Agreement and Plan of Reorganization (the "Reorganization Agreement") dated as of August 25, 1994, by and among Firstar, First Moline Financial Corp., a Delaware corporation ("First Moline"), and Firstar Corporation of Iowa, an Iowa corporation ("FCI"), and the Plan of Merger and Agreement of Merger dated of even date therewith by and between First Moline and FCI and joined in by Firstar for certain limited purposes (the "Plan of Merger"). Section 8.5 of the Reorganization Agreement requires as a condition to your obligation to consummate the transactions contemplated by the Reorganization Agreement and the Plan of Merger that you receive an opinion as of this date as to certain matters. Any capitalized term used, but not defined herein, shall have the meaning ascribed to it in the Reorganization Agreement or the Plan of Merger.

     As counsel for Firstar, I have examined or caused to be examined such corporate records, certificates and other documents and have examined such matters of law as I considered necessary or appropriate for purposes of this opinion.

     Based upon the foregoing, it is my opinion that:

     1. Firstar and FCI are corporations duly organized, validly existing and in active status under the laws of Wisconsin and Iowa, respectively, with full power and authority to engage in the activities and business now conducted by them. Firstar and FCI are registered with the Federal Reserve Board as bank holding companies under the Bank Holding Company Act of 1956, as amended.

     2. The authorized capital stock of Firstar consists of (i) 120,000,000
shares of Common Stock, $1.25 par value,           shares of which were validly
issued and outstanding as of               , 1994, and (ii) 2,500,000 shares of
Preferred Stock, $1.00 par value, of which 600,000 shares of Series C were reserved for issuance in connection with Firstar's Shareholder Rights Plan
approved January 19, 1989, as of               , 1994. All of the issued and
outstanding shares of capital stock of both Firstar and FCI are fully paid and non-assessable, except as provided in sec. 180.0622(2)(b) of the Wisconsin Business Corporation Law and judicial interpretations thereof, and not issued in violation of the preemptive rights of any shareholder.

     3. The execution, delivery and performance of the Reorganization Agreement and the Plan of Merger have been duly authorized and approved by all requisite action of the boards of directors and shareholders of Firstar and FCI, and the Reorganization Agreement and the Plan of Merger have been duly executed and delivered by Firstar and FCI and each constitutes a valid and binding obligation of Firstar and FCI, enforceable in accordance with their terms, subject to (a) all applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (b) the application of equitable principles if equitable remedies are sought.

     4. The Registration Statement referred to in Section 1.3 of the Reorganization Agreement is effective under the Securities Act of 1933, as amended, and no stop order suspending the effectiveness of the Registration Statement has been instituted.

     5. The Proxy Statement/Prospectus referred to in Section 1.3 of the Reorganization Agreement, as of the date it was disseminated to holders of common stock of First Moline, and the Registration Statement, as of the date on which the Registration Statement became effective (the "Registration Effective Date"), and any amendment thereto that subsequently become effective, complied in all material respects with the requirements of the Securities Act of 1933, as amended; provided, however, that in this connection (a) I have

First Moline Financial Corp.
[Closing Date]
Page 2

relied upon First Moline and the Bank and their counsel as to the accuracy of the descriptions included in the Proxy Statement/Prospectus and the Registration Statement relating to First Moline and the Bank and their business operations; and (b) I did not participate in the preparation of financial statements and financial data for First Moline and the Bank included in the Proxy Statement/Prospectus and the Registration Statement, and I therefore express no opinion as to such matters.

     6. On the basis of information developed and made available to me in the course of the preparation of the Proxy Statement/Prospectus and the Registration Statement, but without independently verifying the accuracy, completeness or fairness of the statements contained therein, nothing has come to my attention that leads me to believe that (a) the portions of the Proxy Statement/Prospectus and Registration Statement relating to Firstar and FCI and their affiliates (other than financial statements and other financial data included therein as to which I express no opinion) contained, on the Registration Effective Date and at this date, any untrue statement of a material fact or omitted any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, and (b) any event has occurred as a result of which the Proxy Statement/Prospectus and Registration Statement should be supplemented or amended to correct any statement regarding Firstar and FCI or their affiliates made therein or to supplement or amend the statements to include additional statements.

     7. Neither the execution and delivery of the Reorganization Agreement and the Plan of Merger nor the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority, or any judgment, order or decree of any court or other governmental agency to which Firstar may be subject, or any contract, agreement or instrument to which Firstar is a party or by which Firstar is bound or committed, or the Articles of Incorporation or Bylaws of Firstar, or constitute an event that, with the lapse of time or action by a third party, could result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets, properties or stock of Firstar.

     8. The shares of common stock of Firstar to be issued pursuant to the Reorganization Agreement and the Plan of Merger will be validly issued, fully paid and non-assessable, except insofar as liability may be imposed under sec. 180.0622(2)(b) of the Wisconsin Business Corporation Law and judicial interpretations thereof.

     9. The Merger, when consummated in accordance with the Reorganization Agreement and the Plan of Merger, will be valid and effective in accordance with law.

     10. To my knowledge after due investigation, there is no suit, action or proceeding pending or overtly threatened before any court or other governmental agency by the federal or state government in which it is or will be sought to restrain or prohibit the consummation of the Merger.

                                          Very truly yours,

                                          Howard H. Hopwood III
                                          Senior Vice President
                                          and General Counsel